EXHIBIT 99.2

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

To the Board of Directors and Shareholders of Apollo Gold Corporation

We have audited the accompanying consolidated balance sheets of Apollo Gold Corporation (the “Company”) as at December 31, 2008 and 2007, and the consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008 in accordance with Canadian generally accepted accounting principles.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on Company’s internal control over financial reporting. Accordingly, we express no such opinion.

/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Vancouver, Canada
March 25, 2009 (February 23, 2010 as to the retrospective presentation of discontinued operations as disclosed in Note 5(a))

COMMENTS BY INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS ON CANADA-
UNITED STATES OF AMERICA REPORTING DIFFERENCES

The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the Company’s financial statements such as the changes described in Note 3 to the consolidated financial statements. The standards of the Public Company Accounting Oversight Board (United States) also require the addition of an explanatory paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements. Although we conducted our audits in accordance with both Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), our report to the Board of Directors and Shareholders dated March 25, 2009 is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles or permit such a reference to such conditions and events in the auditors’ report when these matters are properly accounted for and adequately disclosed in the consolidated financial statements.

/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Vancouver, Canada
March 25, 2009, (February 23, 2010 as to the retrospective presentation of discontinued operations as disclosed in Note 5(a))

APOLLO GOLD CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(In thousands of
	U.S. Dollars)
ASSETS
CURRENT
Cash and cash equivalents	$3,085	$4,546
Derivative instruments (Note 6)	552	2,101
Restricted cash (Note 8)	10,000	1,000
Accounts receivable and other	1,974	945
Prepaids	435	373
Current assets of discontinued operations (Note 5)	5,437	3,512
Total current assets	21,483	12,477
Long-term investments (Note 6)	1,081	1,467
Property, plant and equipment (Note 7)	88,226	39,202
Restricted certificates of deposit (Note 8)	3,821	658
Other long-term assets	103	84
Future income tax assets (Note 15)	–	1,165
Non-current assets of discontinued operations (Note 5)	16,916	20,020
TOTAL ASSETS	$131,630	$75,073
LIABILITIES
CURRENT
Accounts payable	$12,607	$1,838
Accrued liabilities	640	1,852
Notes payable and other current debt (Note 9)	19,435	6,992
Convertible debentures (Note 10)	3,356	–
Current liabilities of discontinued operations (Note 5)	4,376	3,580
Total current liabilities	40,414	14,262
Accrued long-term liabilities	316	289
Notes payable (Note 9)	968	14
Convertible debentures (Notes 10 and 24(a))	4,571	5,537
Accrued site closure costs (Note 12)	1,398	447
Future income tax liability (Note 15)	447	–
Non-current liabilities of discontinued operations (Note 5)	9,761	11,651
TOTAL LIABILITIES	57,875	32,200

Continuing operations (Note 1)
Commitments and contingencies (Note 18)

SHAREHOLDERS’ EQUITY
Share capital (Note 13)	188,927	166,424
Equity component of convertible debentures (Note 10)	1,987	2,238
Note warrants (Note 10)	2,234	2,292
Contributed surplus	21,683	14,591
Deficit	(141,076)	(142,672)
TOTAL SHAREHOLDERS’ EQUITY	73,755	42,873
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$131,630	$75,073

The accompanying notes are an integral part of these consolidated financial statements.

APOLLO GOLD CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2008	2007	2006
	(U.S. dollars and shares in thousands, except per share amounts)
Operating expenses
Depreciation and amortization	100	104	109
General and administrative expenses	3,696	4,647	4,004
Exploration and business development and other	3,185	2,430	1,040
	6,981	7,181	5,153
Operating loss	(6,981)	(7,181)	(5,153)
Other income (expenses)
Interest income	238	482	148
Interest expense (Note 14)	(4,312)	(4,792)	(2,440)
Financing costs	(190)	(693)	–
Realized gain on investments – derivative instruments	5,507	395	–
Unrealized gain (loss) on investments – derivative instruments	(1,549)	2,101	–
Foreign exchange loss and other	(1,329)	(157)	(158)
	(1,635)	(2,664)	(2,450)
Loss from continuing operations before income taxes	(8,616)	(9,845)	(7,603)
Income taxes (Note 15)	1,857	1,394	–
Loss from continuing operations	(6,759)	(8,451)	(7,603)
Income (loss) from discontinued operations (Note 5)	8,355	10,867	(7,984)
Net income (loss) and comprehensive income (loss)	$1,596	$2,416	$(15,587)

Basic and diluted net income (loss) per share from:
Continuing operations	$(0.03)	$(0.06)	$(0.06)
Discontinued operations	0.04	0.08	(0.07)
	$0.01	$0.02	$(0.13)
Basic weighted-average number of shares outstanding	185,059	145,645	123,621
Diluted weighted-average number of shares outstanding (Note 16)	212,139	146,428	123,621

The accompanying notes are an integral part of these consolidated financial statements.

APOLLO GOLD CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Number of Shares	Share Capital	Equity Component of Convertible Debentures	Note Warrants	Contributed Surplus	Deficit	Total
(U.S. dollars and shares in thousands)

Balance, December 31, 2005	107,456	$148,526	$1,809	$781	$10,561	$(129,236)	$32,441

Units issued for cash (Note 13(c)(i))	11,650	3,488	–	–	–	–	3,488
Shares issued for 2005 stock-based compensation (Note 13(c)(ii))	2,290	955	–	–	–	–	955
Reduction of exercise price of Note Warrants	–	–	–	305	–	–	305
Note warrants exercised	600	264	–	(24)	–	–	240
Shares issued for services (Note 13(c)(iii))	1,325	668	–	–	–	–	668
Flow-through units issued for cash (Note 13(c)(iv))	2,222	746	–	–	27	–	773
Units issued for cash (Note 13(c)(v))	16,688	4,357	–	–	156	–	4,513
Options exercised	50	25	–	–	(5)	–	20
Stock-based compensation	–	–	–	–	427	–	427
Net loss	–	–	–	–	–	(15,587)	(15,587)
Balance, December 31, 2006	142,282	159,029	1,809	1,062	11,166	(144,823)	28,243
Change in accounting policy (Note 3(e))	–	–	–	–	–	(265)	(265)
Balance (as adjusted) January 1, 2007	142,282	159,029	1,809	1,062	11,166	(145,088)	27,978

Shares issued for services	120	52	–	–	–	–	52
Shares issued for Huizopa settlement (Note 13 (b)(i))	1,000	540	–	–	–	–	540
Shares issued for Black Fox mineral rights (Note 13(b)(ii))	1,058	527	–	–	–	–	527
Flow-through shares issued for cash and related compensation warrants (Note 13(b)(iii))	7,455	3,857	–	–	58	–	3,915
Income tax benefits renounced to shareholders of flow-through units issued in 2006	–	(234)	–	–	–	–	(234)
Equity component of convertible debentures (Note 10)	–	–	2,292	–	–	–	2,292
Note warrants (Note 10)	–	–	–	2,292	–	–	2,292
Debenture compensation warrants (Note 10)	–	–	–	–	467	–	467
Note warrants exercised	3,934	2,506	–	(1,062)	129	–	1,573
Conversion of debentures (Note 10)	400	147	(54)	–	–	–	93
Redemption of debentures	–	–	(1,809)	–	1,809	–	–
Stock-based compensation	–	–	–	–	962	–	962
Net income and comprehensive income	–	–	–	–	–	2,416	2,416
Balance, December 31, 2007	156,248	166,424	2,238	2,292	14,591	(142,672)	42,873
Shares issued for services (Note 13(a)(i))	650	351	–	–	–	–	351
Units issued for cash and related compensation warrants (Note 13(a)(ii))	40,806	14,885	–	–	3,247	–	18,132
Flow-through shares issued for cash and related compensation warrants (Note 13(a)(iii and vi)	20,000	8,028	–	–	104	–	8,132
Warrants issued for services (Note 13(a)(iv))	–	–	–	–	2,907	–	2,907
Warrants exercised (Note 13(a)(vii))	3,272	1,463	–	(58)	(1)	–	1,404
Conversion of debentures (Note 13(a)(vii))	1,884	834	(251)	–	–	–	583
Income tax benefits renounced in connection with issuance of flow-through shares	–	(3,058)	–	–	–	–	(3,058)
Stock-based compensation	–	–	–	–	835	–	835
Net income and comprehensive income	–	–	–	–	–	1,596	1,596
Balance, December 31, 2008	222,860	$188,927	$1,987	$2,234	$21,683	$(141,076)	$73,755

The accompanying notes are an integral part of these consolidated financial statements.

APOLLO GOLD CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(In thousands of U.S. dollars)
Operating Activities
Net income (loss) for the year	$1,596	$2,416	$(15,587)
(Income) loss from discontinued operations for the year	(8,355)	(10,867)	7,984
Items not affecting cash:
Depreciation and amortization	100	104	109
Amortization of deferred financing costs	–	–	319
Financing costs	–	174	–
Reduction in exercise price of warrants	–	–	305
Stock-based compensation	835	962	427
Shares issued for services and settlement of claims	–	592	668
Accretion expense – convertible debentures	3,986	4,533	2,117
Interest paid on convertible debentures	(1,016)	(1,016)	(1,058)
Net change in value of derivative instruments	(3,958)	(2,496)	–
Foreign exchange loss and other	1,283	572	25
Income taxes	(1,857)	(1,394)	–
Net change in non-cash operating working capital items (Note 20)	(1,634)	1,750	(1,387)
Discontinued operations	10,656	11,785	(5,459)
Net cash provided by (used in) operating activities	1,636	7,115	(11,537)

Investing Activities
Property, plant and equipment expenditures	(32,158)	(7,041)	(5,417)
Purchase of long-term investments	–	(1,500)	–
Proceeds from sale of derivative instruments	5,507	395	–
Proceeds from disposal of property, plant and equipment	–	–	92
Restricted cash, restricted certificates of deposit, and other long-term assets	(12,181)	(1,105)	11,024
Discontinued operations	(2,504)	(10,032)	(2,017)
Net cash (used in) provided by investing activities	(41,336)	(19,283)	3,682

Financing Activities
Proceeds on issuance of shares and warrants	26,263	3,954	8,773
Proceeds from exercise of warrants and options	1,404	1,573	260
Proceeds on issuance of convertible debentures and note warrants, net	–	8,062	–
Proceeds from notes payable and other current debt	21,105	8,000	–
Repayment of convertible debentures	–	(8,731)	–
Repayments of notes payable	(9,694)	(1,864)	(465)
Discontinued operations	403	1,287	3,743
Net cash provided by financing activities	39,481	12,281	12,311

Effect of exchange rate changes on cash and cash equivalents	(1,242)	(143)	1

Net (decrease) increase in cash and cash equivalents	(1,461)	(30)	4,457
Cash and cash equivalents, beginning of year	4,546	4,576	119
Cash and cash equivalents, end of year (Note 20)	$3,085	$4,546	$4,576

Supplemental cash flow information
Interest paid	$1,695	$1,973	$1,299
Income taxes paid	$95	$–	$–

See Note 20 for additional supplemental cash flow information.

The accompanying notes are an integral part of these consolidated financial statements.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements
Years ended December 31, 2008, 2007 and 2006
(Stated in U.S. dollars; tabular amounts in thousands)

1.	CONTINUING OPERATIONS

These consolidated financial statements are prepared on the basis of a going concern which assumes that Apollo Gold Corporation (“Apollo” or the “Company”) will realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.  To date the Company has funded its operations through issuance of debt and equity securities and cash generated by the Montana Tunnels joint venture (Note 5(a)).  The Company’s ability to continue as a going concern is dependent on its ability to (1) continue to issue debt and/or equity securities, (2) generate cash flow from the Black Fox mine, and/or (3) generate cash flow from the Montana Tunnels joint venture.

As of December 31, 2008, the Company has a working capital deficiency of $18.9 million and an accumulated deficit of $141.1 million.  In addition, as at December 31, 2008, the Company held cash and cash equivalents of $3.1 million, had unexpended flow-through share funds of $3.8 million, had current debt obligations of $24.0 million consisting of (1) the current portion of the outstanding principal of the Series 2007-A convertible debentures of $3.1 million due in February 2009, (2) $15 million for a bridge facility entered into on December 10, 2008 (Notes 9(c) and 24(c)) due on June 30, 2009, (3) $2.8 million for a debt facility due in installments in March 2009 and June 2009 (Note 9(b)), and (4) $3.1 million for other current debt.  Additionally, as of December 31, 2008, the Company has committed to make capital expenditures of approximately $17.1 million for the development of Black Fox (Note 18(b)) and has committed to post $9.0 million (Cdn$10.9 million) cash for environmental bonding at Black Fox (Note 18(c)).  Based on the current cash balance, , utilizing the $70 million financing facility as per the subsequent event Note 24(b), and from the projected cash flows from the Black Fox project which the Company expects to commence production of gold in the second quarter of 2009, the Company expects to have sufficient funds to (1) repay the $24.0 million current debt obligations listed above, (2) fund the capital commitments for the development of Black Fox, (3) repay $15.3 million principal due in 2009 on the $70 million financing facility, and (4) fund corporate expenditures.

If the Company is unable to utilize all of the $70 million financing facility or generate sufficient cash flow from the activities listed above or is otherwise unable to generate cash flow from Black Fox, it may be unable to continue as a going concern and material adjustments would be required to the carrying value of assets and liabilities and balance sheet classifications used.

2.	NATURE OF OPERATIONS

Apollo is engaged in gold mining including extraction, processing, refining and the production of other by-product metals, as well as related activities including exploration and development.  Apollo has an advanced-stage development property, the Black Fox development project (the “Black Fox Project”), which is located near Matheson in the Province of Ontario, Canada.  In July 2008, the Company purchased a mill facility, located approximately 19 miles west of the Black Fox mine.

Apollo also owns Mexican subsidiaries which own concessions at the Huizopa exploration project (the “Huizopa Project”), located in the Sierra Madres in Chihuahua, Mexico.  The Huizopa Project is subject to an 80% Apollo/20% Mineras Coronado joint venture agreement.

3.	SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of Apollo are prepared by management in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) and except as described in Note 23, conform in all material respects with accounting principles generally accepted in the United States (“U.S. GAAP”).  The principal accounting policies followed by the Company, which have been consistently applied, are summarized as follows:

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

(a)	Principles of consolidation

The financial statements of entities which are controlled by the Company through voting equity interests, referred to as subsidiaries, are consolidated.  All intercompany balances and transactions are eliminated upon consolidation.  Variable Interest Entities (“VIEs”), which include, but are not limited to, special purpose entities, trusts, partnerships, and other legal structures, as defined by the Accounting Standards Board in Accounting Guideline (“AcG”) 15, “Consolidation of Variable Interest Entities” (“AcG-15”), are entities in which equity investors do not have the characteristics of a “controlling financial interest” or there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support.  VIEs are subject to consolidation by the primary beneficiary who will absorb the majority of the entities’ expected losses and/or expected residual returns.  The Company did not hold any VIE’s as at December 31, 2008 and 2007.

(b)	Measurement uncertainties

The preparation of financial statements in conformity with Canadian GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates used herein include those relating to gold and other metal prices, recoverable proven and probable reserves, deferred stripping, available resources, available operating capital, depreciation and depletion, realized value of inventory, valuation of warrants, stock-based compensation, required reclamation costs, and contingencies and commitments.  These estimates each affect management’s evaluation of asset impairment and the recorded balances of property, plant and equipment, reclamation and site closure costs and the future tax asset valuation allowance.  It is reasonably possible that actual results could differ in the near term from those and other estimates used in preparing these financial statements and such differences could be material.

(c)	Foreign currency transactions and translation

Our functional currency is the US dollar.  Transactions denominated in Canadian dollars have been translated into U.S. dollars at the approximate rate of exchange prevailing at the time of the transaction.  The carrying value of monetary assets and liabilities denominated in foreign currencies have been translated into U.S. dollars at the year-end exchange rate.  Non-monetary assets and liabilities are translated at the rates of exchange prevailing when the assets were acquired or the liabilities were assumed.  Exchange gains and losses are included in operating results.

(d)	Cash and cash equivalents

Cash and cash equivalents are comprised of cash and term deposits.  The original maturity dates of term deposits are not in excess of 90 days.

(e)	Financial Instruments

The Company classifies all financial instruments as either held-to-maturity, available-for-sale, held-for-trading, loans and receivables, or other financial liabilities.  Financial assets held to maturity, loans and receivables and financial liabilities other than those held for trading, are measured at amortized cost.  Available-for-sale instruments are measured at fair value with unrealized gains and losses recognized in other comprehensive income. Instruments classified as held for trading are measured at fair value with unrealized gains and losses recognized in the statement of operations.  Debt transaction costs are expensed as incurred.  Equity transaction costs are recorded in equity.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

3.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company has designated its cash and cash equivalents as held-for-trading, which are measured at fair value.  Derivative instruments are classified as held for trading, which are measured at fair value.  Accounts receivable and other are classified as loans and receivables, which are measured at amortized cost.  Long-term investments which is comprised of auction rate securities held by the Company (Note 6), restricted cash, and restricted certificates of deposit are classified as available for sale, and are measured at fair value.  Accounts payable and accrued liabilities, property and mining taxes payable, convertible debentures, and notes payable and other current debt are classified as other liabilities, which are measured at amortized cost.

On January 1, 2007, the Company adopted a policy to expense debt financing costs when they are incurred and as a result the Company recorded a non-cash adjustment to increase opening deficit by $0.3 million to eliminate the opening balance of deferred financing costs that were capitalized and amortized under the Company’s previous accounting policy.

(f)	Long-term investments

The Company accounts for its investments in auction rate securities as available-for-sale securities (see Note 3(e)).  The Company has recorded an other than temporary impairment on its auction rate securities in the consolidated statement of operations of $0.39 million and $0.03 million during the years ended December 31, 2008 and 2007, respectively, and as such, no amounts have been recorded in other comprehensive income.

(g)	Inventories

Metals inventories (concentrate and dore) are stated at the lower of weighted-average production cost and net realizable value determined by using the first-in, first-out method.  Production costs for metals inventories include direct production costs and attributable overhead and depreciation incurred to bring the materials to its current point in the processing cycle.  Ore stockpiles represent ore that has been mined and is available for further processing.  Work-in-process inventories, including ore stockpiles, are valued at the lower of average production cost and net realizable value.  Materials and supplies are valued at the lower of average direct cost of acquisition and net realizable value.  All inventories are included within discontinued operations.

General and administrative costs for corporate offices are not included in any inventories.  Net realizable value represents that value that can be realized upon sale of the inventory in question, less a reasonable allowance for further processing and sales costs, where applicable.

(h)	Property, plant and equipment

Mine development costs are capitalized after proven and probable reserves have been identified.  Amortization is calculated using the units-of-production method over the expected life of the mine based on the estimated recoverable gold equivalent ounces or value of metals over proven and probable reserves and a portion of resources expected to be converted to reserves based on past results.

Buildings and equipment are recorded at acquisition cost and amortized over the remaining proven and probable reserves of the mine site on a units-of-production basis.  Equipment that is mobile is amortized on a straight-line basis over the estimated useful life of the equipment of five to ten years.  Repair and maintenance costs are expensed as incurred.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Financing and acquisition costs including interest and fees are capitalized to the extent that expenditures are incurred for the acquisition of assets and mineralized properties and related development activities.  Capitalization ceases when the asset or property is substantially complete and ready to produce at commercial rates.

(i)	Mineral rights

Mineral rights include the cost of obtaining unpatented and patented mining claims and the cost of acquisition of properties.  Significant payments related to the acquisition of land and mineral rights are capitalized.  If a mineable ore body is discovered, such costs are amortized when production begins using the units-of-production method based on proven and probable reserves.  If no mineable ore body is discovered or such rights are otherwise determined to have no value, such costs are expensed in the period in which it is determined the property has no future economic value.

(j)	Stripping costs

Stripping costs incurred during the production phase of a mine are variable production costs that are included in the costs of the inventory produced during the period that the stripping costs are incurred.  EIC-160, Stripping Costs Incurred in the Production Phase of a Mining Operation, requires stripping costs that represent a betterment to the mineral property to be capitalized and amortized in a rational and systematic manner over the reserves that directly benefit from the specific stripping activity.  Deferred stripping costs are amortized using the units-of-production method over the expected life of the operation based on the estimated recoverable gold equivalent ounces.

(k)	Exploration expenditures

Exploration expenditures are expensed as incurred during the reporting period.

(l)	Property evaluations

The Company evaluates the carrying amounts of its mining properties and related buildings, plant and equipment at least annually or when events or changes in circumstances indicate that the carrying amount may not be recoverable. Annually, or if the Company has reason to believe that an impairment may exist, estimated future undiscounted cash flows are prepared using estimated recoverable ounces of gold (considering current proven and probable reserves and mineral resources expected to be converted into mineral reserves) and corresponding co-product credits along with estimated future metals prices and estimated operating and capital costs. The inclusion of mineral resources is based on various factors, including but not limited to the existence and nature of known mineralization, location of the property, results of recent drilling and analysis to demonstrate the mineral resources are commercially recoverable. If the future undiscounted cash flows are less than the carrying value of the assets, the assets will be written down to fair value, determined using discounted cash flows, and the write-off charged to earnings in the current period.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

(m)	Derivative instruments

Historically, Apollo’s policy has been to provide shareholders with leverage to changes in the gold price by selling our gold production at market prices.  We have, however, entered into derivative contracts to protect the selling price for certain anticipated gold, silver, lead and zinc production (see Note 9(b) and Note 24(b)).

The Company has not applied hedge accounting to these transactions.  As a result, the Company accounts for these contracts as investments and records the changes in unrealized gains and losses in the statement of income each period.  These changes can be significant.  The fair value of these derivatives is recorded as a current asset or current liability at each balance sheet date.

(n)	Reclamation and closure costs

The Company recognizes liabilities for statutory, contractual or legal obligations associated with the retirement of property, plant and equipment, when those obligations result from the acquisition, construction, development or normal operation of the assets.  Initially, a liability for an asset retirement obligation is recognized at its fair value in the period in which it is incurred.  Upon initial recognition of the liability, the corresponding asset retirement cost is added to the carrying amount of that asset and the cost is amortized as an expense over the economic life of the related asset.  Following the initial recognition of the asset retirement obligation, the carrying amount of the liability is increased for the passage of time and adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation.

The present value of the reclamation liabilities may be subject to change based on management’s current estimates, changes in remediation technology or changes to the applicable laws and regulations by regulatory authorities, which affects the ultimate cost of remediation and reclamation.

(o)	Revenue recognition

Revenue from the sale of gold and co-products is recognized when the following conditions are met:  persuasive evidence of an arrangement exists; delivery has occurred in accordance with the terms of the arrangement; the price is fixed or determinable and collectability is reasonably assured.  Revenue for gold bullion is recognized at the time of delivery and transfer of title to counter-parties.  Revenue for lead and zinc concentrates is determined by contract as legal title to the concentrate transfers and include provisional pricing arrangements accounted for as an embedded derivative instrument under Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended.  All revenue is included within discontinued operations.

(p)	Stock incentive plans

The Company accounts for stock options using the fair value based method of accounting for all stock-based awards.  The Company uses the Black-Scholes option pricing model to estimate fair value and records stock-based compensation in operations over the vesting periods of the awards.  If and when the stock options are ultimately exercised, the applicable amounts of additional contributed surplus are transferred to share capital.

(q)	Income taxes

The Company accounts for income taxes whereby future income tax assets and liabilities are computed based on differences between the carrying amount of assets and liabilities on the balance sheet and their corresponding tax values using the substantively enacted income tax rates at each balance sheet date.  Future income tax assets also result from unused loss carryforwards and other deductions.  The valuation of future income tax assets is reviewed annually and adjusted, if necessary, by use of a valuation allowance to reflect the estimated realizable amount.  Although the Company has tax loss carryforwards (see Note 15), there is uncertainty as to utilization prior to their expiry.  Accordingly, the future income tax asset amounts have been fully offset by a valuation allowance.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

(r)	Income (loss) per share

The basic income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the year.  The fully diluted income (loss) per share reflects the potential dilution of common share equivalents, such as outstanding stock options, share purchase warrants and convertible debentures, in the weighted average number of common shares outstanding during the year, if dilutive.  For this purpose, the “treasury stock method” and “if converted method”, as applicable, are used for the assumed proceeds upon the exercise of stock options, warrants and convertible debentures that are used to purchase common shares at the average market price of the common share during the year.

(s)	Changes in accounting pronouncements

Effective January 1, 2008, the Company adopted three new presentation and disclosure standards that were issued by the Canadian Institute of Chartered Accountants: Handbook Section 1535, Capital Disclosures (“Section 1535”), Handbook Section 3862, Financial Instruments – Disclosures (“Section 3862”) and Handbook Section 3863, Financial Instruments – Presentation (“Section 3863”).  Section 1535 requires the disclosure of both qualitative and quantitative information that enables users of financial statements to evaluate (i) an entity’s objectives, policies and processes for managing capital; (ii) quantitative data about what the entity regards as capital; (iii) whether the entity has complied with all externally imposed capital requirements; and (iv) if it has not complied, the consequences of such non-compliance.  Sections 3862 and 3863 replace Handbook Section 3861, Financial Instruments – Disclosure and Presentation, revising and enhancing its disclosure requirements and carrying forward unchanged its presentation requirements for financial instruments. Sections 3862 and 3863 place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks.

Effective January 1, 2008, the Company adopted Handbook Section 3031 – Inventories, which replaces the former Section 3030 – Inventories.  Section 3031 establishes standards for the measurement and disclosure of inventories, including the measurement of inventories at the lower of cost and net realizable value, consistent use of either first-in, first-out (FIFO) or weighted average cost formulas and the reversal of inventory write-downs previously recognized.  The Company has applied the new standard retrospectively, without restatement.  The adoption of Section 3031 on January 1, 2008, did not have a material impact on the Company’s financial condition, operating results, or the opening balance of Inventories.

(t)	Recent accounting pronouncements

Effective January 1, 2009, the Company will adopt Handbook Section 3064, Goodwill and Intangible Assets, which replaces Section 3062, and establishes revised standards for recognition, measurement, presentation and disclosure of goodwill and intangible assets.  Concurrent with the introduction of this standard, the CICA restricted the application of EIC 27, Revenues and Expenditures in the Pre-operating Period (“EIC 27”).  The Company is evaluating the impact of the adoption of this new Section on its consolidated financial statements.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

During January 2009, the CICA issued Handbook Sections 1582, Business Combinations (“Section 1582”), 1601, Consolidated Financial Statements (“Section 1601”) and 1602, Non-controlling Interests (“Section 1602”) which replaces CICA Handbook Sections 1581, Business Combinations, and 1600, Consolidated Financial Statements.  Section 1582 establishes standards for the accounting for business combinations that is equivalent to the business combination accounting standard under International Financial Standards (“IFRS”).  Section 1582 is applicable for the Company’s business combinations with acquisition dates on or after January 1, 2011.  Early adoption of this Section is permitted.  Section 1601 together with Section 1602 establishes standards for the preparation of consolidated financial statements.  Section 1601 is applicable for the Company’s interim and annual consolidated financial statements for its fiscal year beginning January 1, 2011.  Early adoption of this Section is permitted.  If the Company chooses to early adopt any one of these Sections, the other two sections must also be adopted at the same time.  The Company is evaluating the impact of the adoption of these new Sections on its consolidated statements.

4.	PURCHASE OF THE STOCK MILL COMPLEX FROM ST ANDREW

On July 28, 2008, the Company completed the purchase of the Stock Mill Complex (the “Purchase”) from St Andrew Goldfields Ltd. (“St Andrew”), a significant shareholder of the Company at that time, for a purchase price of $19.9 million cash (Cdn$20.1 million).  The Stock Mill Complex was renamed Black Fox Mill Complex (“Mill Complex”) by the Company.  The Mill Complex includes a mill and related land, equipment, infrastructure, laboratory and tailings facilities, located near Timmins, Ontario.  The Company intends to use the Mill Complex to process ore mined at the Black Fox Mine, which is approximately 30 kilometers from the Mill Complex.  In connection with the acquisition of the Mill Complex, Apollo agreed to assume certain contractual liabilities of St Andrew and environmental liabilities relating to events after the closing of the acquisition and is required to refund St Andrew its bonding commitment for the Mill Complex in the amount of approximately $1.1 million  (Cdn$1.2 million) by July 28, 2009.  As of July 28 and December 31, 2008, St Andrew held approximately 30.6 million and 19.1 million common shares of the Company, respectively (14.0% and 8.6% of the outstanding common shares, respectively).

The  Purchase has been accounted for as a purchase of assets and assumption of liabilities of the Mill Complex.  The allocation of the purchase consideration is as follows:

Cash paid to St Andrew (Cdn$20.1 million)	$19,870
Transaction costs, including $0.35 million fair value of common shares issued (Note 13(a)(i))	1,039
Purchase consideration	$20,909

Net assets acquired
Property, plant and equipment	$22,566
Accrued site closure costs	(1,210)
Future income tax liability	(447)
$20,909

5.	DISCONTINUED OPERATIONS

(a)	Montana Tunnels

During the third quarter of 2009, the Company adopted a plan to dispose of Montana Tunnels Mining, Inc. (“MTMI”), a previously reportable segment, which includes the Montana Tunnels and Diamond Hill mines.  The Montana Tunnels mine, a 50% joint venture (“the Mine”), is an open pit mine and mill that produced gold dore and lead-gold and zinc-gold concentrates, located in the State of Montana.  The Company also owns the Diamond Hill mine, which is also located in the State of Montana and is currently under care and maintenance.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

5.	DISCONTINUED OPERATIONS (continued)

On July 28, 2006, Apollo entered into a JV Agreement with Elkhorn in respect of the Montana Tunnels mine.  Elkhorn contributed $13 million in return for a 50% interest in the Mine and MTMI contributed all of its assets and liabilities related to the Mine into the joint venture for a 50% interest in the Mine.  Effective December 31, 2006, the Mine became a 50/50 joint venture.  MTMI is the operator of the Mine.

The accompanying consolidated financial statements have been retrospectively adjusted to reflect the financial position and results of operations of MTMI as discontinued operations for all periods presented.  The following tables present summarized financial information related to discontinued operations:

	December 31, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$12	$306
Other non-cash current assets	5,425	3,206
Current assets of discontinued operations	5,437	3,512
Property, plant and equipment	7,655	9,176
Deferred stripping costs	1,052	4,787
Restricted certificates of deposit and other	8,209	6,057
Non-current assets of discontinued operations	16,916	20,020
Total assets of discontinued operations	22,353	23,532
LIABILITIES
Current liabilities of discontinued operations	4,376	3,580
Debt and other long-term liabilities	44	145
Accrued site closure costs	9,165	8,995
Deferred gain	552	2,511
Non-current liabilities of discontinued operations	9,761	11,651
Total liabilities of discontinued operations	14,137	15,231
Net assets of discontinued operations	$8,216	$8,301

	Year ended December 31, 2008	Year ended December 31, 2007	Year ended December 31, 2006
Revenue from sale of minerals	$46,387	$38,474	$10,177
Direct operating costs	37,567	26,336	15,361
Depreciation and amortization	1,465	1,276	1,538
Accretion expense – accrued site closure costs	718	507	948
Amortization of deferred gain	(1,959)	(1,239)	–
	37,791	26,880	17,847
Operating income (loss)	8,596	11,594	(7,670)
Other costs related to sale of Nevada Assets (See (c) below)	–	–	(350)
Interest income	143	219	273
Interest expense	(297)	(946)	(237)
Income (loss) from discontinued operations before income taxes	8,442	10,867	(7,984)
Income taxes	(87)	–	–
Income (loss) from discontinued operations	$8,355	$10,867	$(7,984)

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

5.	DISCONTINUED OPERATIONS (continued)

(b)	Additional Agreements with Elkhorn Goldfields (“EGI”)

At the same time Apollo entered into the JV Agreement, Apollo also entered into two other agreements with EGI, an affiliate of Elkhorn.  The first agreement is an option agreement pursuant to which EGI was granted an option to purchase Apollo’s Diamond Hill mine for $0.8 million.  The option originally had an exercise term of two years, which was extended one year to July 28, 2009.  The second agreement is a mill operating and option agreement pursuant to which EGI will have the right to have the Company process the ore from EGI’s Elkhorn mine through the 1,000 ton per day Diamond Hill mill which is situated within the Montana Tunnels mill complex.  The milling agreement also provides EGI a two-year option (also extended one year to July 28, 2009) to purchase the Diamond Hill mill for $1.0 million.

(c)	Nevada Assets

On November 18, 2005, the Company sold its Nevada Assets for $14.0 million in cash, resulting in the Company recording a total impairment of $8.7 million.  The Nevada Assets include the Florida Canyon Mine, an open pit heap leach operation located in the State of Nevada; the Standard Mine, an open pit heap leach operation situated 8 kilometers south of the Florida Canyon Mine; and four exploration properties located near the Florida Canyon Mine.  For the year ended December 31, 2006, $0.35 million of the loss from discontinued operations was related to the Nevada Assets.

6.	FAIR VALUE OF DERIVATIVE INSTRUMENTS AND LONG-TERM INVESTMENTS

The fair value of the Company’s derivative instruments (see Note 9(b)), which are comprised of gold, silver and lead contracts, are $0.6 million and $2.1 million as of December 31, 2008 and December 31, 2007, respectively.  The cost basis of these instruments at December 31, 2008 and December 31, 2007 is $nil and $nil, as a result, unrealized gains on these instruments as of December 31, 2008 and December 31, 2007, are $0.6 million and $2.1 million, respectively.

The Company acquired auction rate securities (“ARS”) in 2007, which are recorded in long-term investments, with a face value of $1.5 million.  During the year ended December 31, 2008, there were no purchases, sales, or settlements of these ARS.  The Company has recorded an other than temporary impairment on its ARS, within foreign exchange loss and other in the consolidated statement of operations, of $0.39 million and $0.03 million for the years ended December 31, 2008 and 2007, respectively, and as such, no amounts have been recorded in other comprehensive income.  The adjusted cost basis and fair value of ARS at December 31, 2008 are $1.1 million. See Note 17(d).  The ARS are pledged as collateral for a $0.9 million margin loan.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

7.	PROPERTY, PLANT AND EQUIPMENT

The components of property, plant and equipment at December 31 are as follows:

	2008			2007
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Mine assets
Building, plant and equipment	$30,737	$770	$29,967	$819	$593	$226
Mining properties and development costs	50,226	–	50,226	30,943	–	30,943
	80,963	770	80,193	31,762	593	31,169
Mineral rights	8,033	–	8,033	8,033	–	8,033
Total property, plant and equipment	$88,996	$770	$88,226	$39,795	$593	$39,202
Leased assets included above in Building, plant and equipment	$1,581	$70	$1,511	$92	$46	$46

8.	RESTRICTED CASH AND RESTRICTED CERTIFICATES OF DEPOSIT

As at December 31 restricted cash and restricted certificates of deposit are as follows:

	2008	2007
Restricted cash, current – Debt covenants (a)	$10,000	$1,000

Restricted certificates of deposit, non-current – Site Closure Obligation – Black Fox (b)	$3,821	$658

(a)	Debt Covenants

The restricted cash – debt covenants represents $9.0 million cash on deposit designated as partial security for the bridge facility (Note 9(c)) and $1.0 million cash on deposit designated as partial security for the credit facility (Note 9(b)).  As of December 31, 2008, the $9.0 million deposit could only be used for the development of Black Fox once the Company had satisfied certain conditions set out in the bridge facility agreement.  In February 2009, the Company satisfied the conditions and withdrew the balance of the bridge facility of $9.0 million.

(b)	Site Closure Obligation – Black Fox

The bonding requirements for the closure obligations for the Black Fox mine and mill sites have been agreed with the Ontario Ministry of Northern Development and Mines (“MNDM”) (Note 18(c)).  The restricted certificates of deposits represent Cdn$4.65 million pledged to the MNDM as of December 31, 2008 (2007 – Cdn$0.65 million).

9.	NOTES PAYABLE AND OTHER CURRENT DEBT

(a)	Notes Payable

The notes payable are secured by certain machinery and equipment and bear interest at various effective interest rates between 5.7% and 16.4% (2007 – 5.7% and 28.2%).  Notes payable and the credit and bridge facilities described below are repayable as follows at December 31, 2008:

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

9.	NOTES PAYABLE AND OTHER CURRENT DEBT (continued)

	Notes Payable	Credit and Bridge Facilities	Total
2009	$1,582	$17,849	$19,431
2010	445	–	445
2011	481	–	481
2012	42	–	42
Total	2,550	17,849	20,399
Less current portion	(1,582)	(17,849)	(19,431)
Long-term portion	$968	$–	$968

(b)	Credit Facility and Related Derivative Contracts

On July 1, 2008, the Company entered into a $5.15 million extension of an existing credit facility (the “Credit Facility Extension”).  The Credit Facility Extension, which was fully drawn on July 1, 2008, matures on June 30, 2009 and bears interest at LIBOR plus 2.0%, and is repayable in three quarterly payments beginning December 31, 2008.  The lender received a $0.1 million arrangement fee and 650,000 common shares of the Company.  The loan is secured by all of the assets of Montana Tunnels Mining, Inc. and the Black Fox property.

The Credit Facility Extension agreement required the Company to use proceeds from the loan as follows: (i) first, to make a down payment of $3.9 million (Cdn$4.0 million) for the purchase of the Mill Complex (see Note 4) and the $0.1 million arrangement fee, and (ii) second, for general working capital purposes.

As a requirement of the Credit Facility Extension, the Company entered into certain option contracts to buy and sell gold, silver, lead and zinc, which equates to approximately 50% of Apollo’s share of expected metal production from the Montana Tunnels Mine in the fourth quarter of 2008 and the first quarter of 2009.  The option contracts are in the form of a no premium collar (buy a put, sell a call) at the following prices:

	Amount		Put		Call
Gold	5,973	ounces	$800	per ounce	$1,075	per ounce
Silver	50,238	ounces	$16.25	per ounce	$18.80	per ounce
Lead	2,262,000	lbs	$0.775	per lb	$0.835	per lb
Zinc	6,138,000	lbs	$0.80	per lb	$0.943	per lb

The Company did not apply hedge accounting to this transaction.  As a result, the Company accounts for these derivative instruments as investments and records the changes in unrealized gains and losses in the statement of income each period.  The fair value of these derivatives is recorded as a current asset or current liability at each balance sheet date (see Note 6).

On October 23, 2008, the Company closed a portion of its outstanding derivative contracts early for proceeds of $2.01 million and repaid principal of $1.95 million on the Credit Facility Extension.  As of December 31, 2008, Apollo owed $2.76 million under the Credit Facility Extension. This transaction did not affect any other terms of the Credit Facility Extension.  As of December 31, 2008, Apollo had the following outstanding put and call contracts, which are in the form of a no premium collar (buy a put, sell a call) at the following prices:

	Amount		Put		Call
Gold	2,931	ounces	$800	per ounce	$1,075	per ounce
Silver	24,786	ounces	$16.25	per ounce	$18.80	per ounce
Lead	1,117,428	lbs	$0.775	per lb	$0.835	per lb

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

9.	NOTES PAYABLE AND OTHER CURRENT DEBT (continued)

These contracts mature in three equal amounts at the end of January, February and March 2009.  The January and February 2009 contracts matured for combined net proceeds of $0.3 million.

(c)	Bridge Facility

On December 10, 2008, the Company entered into a $15 million bridge financing facility (the “Bridge Facility”) relating to the development of the Black Fox Project.

The Bridge Facility matures on June 30, 2009.  Under the Bridge Facility, the Company retains the right to elect not to pay accrued and unpaid interest, in which case the counter-parties (two separate banks each with a 50% interest in the Bridge Facility) may elect to convert its pro rata share of such amount of interest into common shares of the Company at a conversion rate based on the then prevailing market price of the common shares or, if the counter-party does not elect to so convert such amount of interest into common shares, the amount of interest will be capitalized and bear interest thereafter.  The Bridge Facility was subject to an arrangement fee of 5% and bears interest at LIBOR plus 10% per annum, equal to approximately 12% per annum as of the date of the arrangement. In addition, the counter-parties received 42,614,254 warrants, each warrant entitling the holder to purchase one common share at a price of Cdn$0.221 per common share and exercisable for a four year period.  The Bridge Facility is secured by substantially all of the Company’s assets, including the Black Fox Project and the stock of the consolidated subsidiaries of the Company.  See Note 24(c) for discussion of the repayment of the Bridge Facility.

10.	CONVERTIBLE DEBENTURES

On February 23, 2007, the Company completed a private placement of $8.6 million aggregate principal amount of Series 2007-A convertible debentures (“2007 Debentures”).  Each $1,000 of principal amount of 2007 Debentures included 2,000 common share purchase warrants (“2007 Debenture Warrants”).  The 2007 Debentures mature on February 23, 2009 and bear interest at a rate of 12% per annum during the first year and 18% per annum during the second year, payable annually beginning on February 23, 2008.  During 2007 and 2008, $0.2 million and $0.7 million principal amount, respectively, of 2007 Debentures were converted.  See Note 24(a) for a discussion of the repayment of a portion of the 2007 Debentures and the restructuring of the terms of the remaining 2007 Debentures.

The 2007 Debentures are convertible, at the option of the holder, at any time prior to maturity into common shares of the Company at a price of $0.50 per common share.  The Company has the option to force conversion of the 2007 Debentures under certain circumstances.  The Debentures are classified as a compound financial instrument for accounting purposes.  The 2007 Debenture Warrants have an exercise price of $0.50 per common share and have a term of two years from the date of grant.

On the date of issuance of the 2007 Debentures, the gross proceeds of $8.6 million was allocated to the relative fair values of the Debentures ($3.2 million), the holder’s option to convert the principal balance into common shares ($2.7 million) (the “Conversion Option”), and the 2007 Debenture Warrants ($2.7 million).  The $3.2 million fair value of the 2007 Debentures is classified as a liability, while the $5.4 million allocated to the Conversion Option and the 2007 Debenture Warrants is classified as separate components within shareholders’ equity.

Over their two-year term, the 2007 Debentures are accreted to their face value through a periodic charge to accretion expense with a corresponding credit to the liability component.  The accretion expense is based on the effective interest method.  For the year ended December 31, 2008, the Company recorded accretion expense of $3.9 million (2007 - $2.5 million) related to the 2007 Debentures, which is included in interest expense.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

10.	CONVERTIBLE DEBENTURES (continued)

In addition to the 2007 Debenture Warrants, the agents were granted 1,201,200 compensation warrants with substantially the same terms and conditions as the 2007 Debenture Warrants.

The Company incurred transaction costs of $1.3 million (including the fair value of the agents’ compensation warrants of $0.5 million).  These costs were allocated to 2007 Debenture issuance costs of $0.5 million and to equity issuance costs of $0.8 million, based on their relative fair values of the debt and equity components.  Financing costs associated with the issuance of the 2007 Debentures are expensed as incurred.

The fair values of the Conversion Option, the 2007 Debenture Warrants, and the compensation warrants were determined using the Black-Scholes option pricing model assuming no expected dividends, a volatility of the Company’s share price of 70%, an interest rate of 4.1%, and an expected life of two years.

11.	EMPLOYEE BENEFIT PLAN

The Company maintains a defined contribution 401(k) plan for all U.S. employees.  Employee benefits under the plan are limited by federal regulations.  All U.S. employees are eligible to participate on their date of hire.  The Company currently matches 50% of the first 6% invested beginning three months after hire date.  The vesting schedule is typically two years.

The amounts charged to earnings for the Company’s defined contribution plan totaled $25,000, $25,000, and $2,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

12.	ACCRUED SITE CLOSURE COSTS

All of the Company’s operations are subject to reclamation and closure requirements.  The accrued site closure costs associated with MTMI are included in discontinued operations.  Although the ultimate amount of site restoration costs is uncertain, on a regular basis, the Company monitors these costs and together with third party engineers prepares internal estimates to evaluate its bonding requirements.  The estimates prepared by management are then reconciled with legal and regulatory requirements.

At December 31, 2008, the accrued site closure liabilities amounted to $1.4 million (2007 – $0.4 million).  The liabilities are covered by restricted certificates of deposit.

In view of the uncertainties concerning future removal and site restoration costs, as well as the applicable laws and regulations, the ultimate costs to the Company could differ materially from the amounts estimated by management.  Future changes, if any, due to their nature and unpredictability, could have a material impact and would be reflected prospectively, as a change in accounting estimate.

The following table summarizes the effect to the Company’s accrued site closure costs:

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

12.	ACCRUED SITE CLOSURE COSTS (continued)

Balance, December 31, 2006	$375
Accretion and other	72
Balance, December 31, 2007	447
Additions, changes in estimates and other	(282)
Acquisition of Black Fox mill (Note 4)	1,210
Accretion	23
Balance, December 31, 2008	$1,398

As of December 31, 2008, the total, undiscounted amount of the estimated future obligations associated with the retirement of the Company’s properties is estimated to be $2.9 million.  The $1.4 million (2007 – $0.4 million) fair value of these obligations was determined using a credit adjusted risk-free discount rate of 13.0% and expected payment of obligations over twelve years.

13.	SHARE CAPITAL

(a)	Shares Issued in 2008

(i)            On July 1, 2008, the Company issued 650,000 common shares of the Company valued at $0.4 million, or $0.54 per common share in connection with the $5.15 million Credit Facility Extension.  See Note 9(b).

(ii)           On July 24, 2008, the Company issued 40,806,500 equity units at a price of Cdn$0.50 per unit (US$0.495 per unit for purchasers residing in the United States), for total gross proceeds of $20.0 million (Cdn$20.2 million).  Net proceeds to the Company, after agency fees and other expenses, were approximately $18.1 million (Cdn$18.6 million).  Each unit is comprised of one common share and one-half of one common share purchase warrant, with each whole warrant (the “Unit Warrants”) exercisable into one common share at a price of Cdn$0.65 per share for 36 months, expiring on July 24, 2011.  The Unit Warrants were assigned a fair value of $2.7 million, using an option pricing model with the following assumptions:  no dividends are paid, a volatility of the Company’s share price of 74%, an expected life of the warrants of three years, and an annual risk-free rate of 3.4%.

The net proceeds of the offering were used to fund the Company’s acquisition of the Mill Complex (see Note 4), the development of the Black Fox Project and for working capital and general corporate purposes.

The agents received the following compensation in consideration for their services: (1) a cash fee equal to Cdn$1.3 million or 6.5% of the gross proceeds of the offering; and (2) a non-transferable option to acquire up to 2,448,390 units (the “Agents’ Units”) at a price per unit of Cdn$0.60, which number of units is equal to 6% of the total number of units sold in the offering (the “Agents’ Compensation Option”).  The Agents’ Compensation Option will be exercisable from January 20, 2009 to July 24, 2012.  Each Agents’ Unit will be comprised of one common share and one-half of one common share purchase warrant (“Agents’ Warrant”), each whole Agents’ Warrant included in the Agents’ Unit entitling the Agent holding such warrant to purchase one common share of the Company at an exercise price of $0.53 (Cdn$0.78) from January 20, 2009 to July 24, 2012.  The Agents’ Units were fair valued at $0.4 million, using an option pricing model with the following assumptions:  no dividends are paid, a volatility of the Company’s share price of 74%, an expected life of the warrants of four years, and an annual risk-free rate of 3.4%.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

13.	SHARE CAPITAL (continued)

(iii)          On August 21, 2008, the Company completed an offering of 17,000,000 flow-through common shares of the Company at Cdn$0.50 per common share for net proceeds of $7.5 million (Cdn$7.8 million) and fair value of broker compensation warrants of $0.1 million.  In connection with this offering, 1,020,000 broker compensation warrants were issued to the agent.  Each broker compensation warrant is immediately exercisable at $0.41 (Cdn$0.50) per common share of the Company and expires on February 21, 2010.  The broker compensation warrants were fair valued using an option pricing model with the following assumptions:  no dividends are paid, a volatility of the Company’s share price of 58%, an expected life of the warrants of 1.5 years, and an annual risk-free rate of 2.8%.

(iv)           On December 10, 2008, the Company issued 42,614,254 compensation warrants in connection with the $15.0 million Bridge Facility (Note 9(c)).  Each compensation warrant is immediately exercisable at $0.181 (Cdn$0.221) per common share of the Company and expires on December 10, 2012.  These compensation warrants were fair valued at $2.9 million, using an option pricing model with the following assumptions:  no dividends are paid, a volatility of the Company’s share price of 79%, an expected life of the warrants of 4.0 years, and an annual risk-free rate of 2.0%.

(v)            On December 10, 2008, the exercise price of 7,499,999 warrants issued in connection with a unit offering completed on November 8, 2006 (Note 13(c)(v)) (the “2006 Unit Warrants”) was reduced to $0.176 from $0.50 as a result of the certain anti-dilution provisions of those warrants.  The issuance of the compensation warrants described in the above paragraph (iv) at Cdn$0.221 per warrant constituted a “Dilutive Issuance” under the terms of the 2006 Unit Warrants and therefore the exercise price of the 2006 Unit Warrants were reduced to $0.176 based on the December 10, 2008 noon exchange rate of $0.7964 reported by the Bank of Canada.

(vi)           On December 31, 2008, the Company completed an offering of 3,000,000 flow-through common shares of the Company at $0.25 (Cdn$0.30) per common share for net proceeds of $0.7 million (Cdn$0.8 million) and fair value of broker compensation warrants of $0.02 million.  In connection with this offering, 255,000 broker compensation warrants were issued to the agent.  Each broker compensation warrant is immediately exercisable at $0.25 (Cdn$0.30) per common share of the Company and expires on December 31, 2010.  The broker compensation warrants were fair valued using an option pricing model with the following assumptions:  no dividends are paid, a volatility of the Company’s share price of 82%, an expected life of the warrants of 2.0 years, and an annual risk-free rate of 1.1%.

(vii)         During 2008, there were (i) 3,271,834 shares issued upon exercise of warrants for proceeds of $1.4 million and (ii) 1,883,800 shares issued upon conversion of $0.9 million face value of February 2007 Series-A convertible debentures.

(b)	Shares Issued in 2007

(i)            On February 28, 2007, the Company issued 1,000,000 common shares of the Company at $0.54 per share in connection with the settlement of certain claims in relation to the Huizopa property.

(ii)           On September 4, 2007, the Company issued 1,057,692 common shares of the Company at $0.50 per share in connection with acquiring rights to certain mineral claims at the Black Fox property.

(iii)          On October 31, 2007, the Company completed an offering of 7,454,545 flow-through shares of the Company at Cdn$0.55 per common share for net proceeds of $4.0 million (Cdn$3.8 million) and fair value of broker compensation warrants of $58,000.  In connection with this offering, 372,727 share purchase warrants were issued to the agent.  Each share purchase warrant is immediately exercisable at Cdn$0.55 per common share of the Company and expires on April 30, 2009.  The share purchase warrants were fair valued using an option pricing model with the following assumptions:  no dividends are paid, a volatility of the Company’s share price of 72%, an expected life of the warrants of 1.5 years, and an annual risk-free rate of 4.2%.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

13.	SHARE CAPITAL (CONTINUED)

(c)	Shares Issued in 2006

(i)            On January 26, 2006, the Company completed a private placement of 11,650,000 units at Cdn$0.35 per unit for gross proceeds of $3.5 million.  Each unit consists of one common share of the Company and 0.17167 of a warrant for a total of 2,000,000 warrants, with each whole warrant exercisable for two years at Cdn$0.39 for one common share of the Company.

(ii)           On February 27, 2006, the Company issued 2,290,408 common shares of the Company at Cdn$0.48 per share to officers of the Company, as approved by the Company’s Board of Directors in December 2005.

(iii)          On August 29, 2006, the Company issued 400,000 common shares for investor relations services at $0.67 per share.  On September 12, 2006, the Company issued 925,000 common shares at $0.43 per share as a fee related to the JV Agreement in respect of MTMI.

(iv)           On October 30, 2006, the Company completed an offering of 2,222,221 flow-through units of the Company at Cdn$0.45 per unit for net proceeds of $773,000 (Cdn$903,000) and fair value of broker compensation warrants of $27,000.  Each flow-through unit is comprised of one flow-through common share of the Company and one-half of one share purchase warrant, with each whole warrant exercisable into one common share of the Company for a period of two years from closing at an exercise price of Cdn$1.00 for the first twelve months and Cdn$1.15 for the last twelve months.  In connection with this offering, 166,666 broker compensation warrants were issued.  The broker compensation warrants were fair valued using an option pricing model with the following assumptions:  no dividends are paid, a volatility of the Company’s share price of 88%, an expected life of the warrants of two years, and an annual risk-free rate of 4.0%.

(v)            On November 8, 2006, the Company completed an offering of approximately 16.7 million units of the Company at $0.30 per unit for net proceeds of approximately $4.5 million and fair value of placement agents’ warrants of $0.2 million.  Each unit sold in the offering consists of one common share and one-half of one share purchase warrant, with each whole warrant exercisable into one common share of the Company for a period of three years after closing at an exercise price of $0.50.  The warrants contain provisions that provide that the exercise price of the warrants will be reduced under certain circumstances.  In connection with this offering, approximately 1,168,174 million placement agents’ warrants were issued with the same terms as described above.  The placement agents’ warrants were fair valued using an option pricing model with the following assumptions:
no dividends are paid, a volatility of the Company’s share price of 85%, an expected life of the warrants of three years, and an annual risk-free rate of 4.0%.

(d)	Common Share Purchase Warrants

The following summarizes outstanding warrants to purchase common shares of the Company as at December 31, 2008:

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

13.	SHARE CAPITAL (continued)

Date Issued	Number of Warrants and of Shares Issuable upon Exercise	Exercise Price	Expiry Date
		Exercisable in US$
November 8, 2006	7,499,999	0.176	November 8, 2009
November 8, 2006	1,178,944	0.50	November 8, 2009
February 23, 2007	17,933,200	0.50	February 23, 2009 (1)
	26,612,143
		Exercisable in Cdn$
October 31, 2007	372,727	0.55	April 30, 2009
July 24, 2008	20,403,250	0.65	July 24, 2011
August 21, 2008	1,020,000	0.50	February 21, 2010
December 10, 2008	42,614,254	0.221	December 10, 2012
December 31, 2008	255,000	0.30	December 31, 2010
	64,665,231
	91,277,374

(1)  On February 19, 2009, 8,580,000 of these warrants were extended to March 4, 2010 and the exercise price was reduced to $0.25 (See Note 24(a)).  The remaining 9,353,200 warrants expired unexercised on February 23, 2009.

In addition, 2,448,390 Agents’ Units are outstanding which were issued on July 24, 2008.  Each Agents’ Unit is exercisable at Cdn$0.60 for four years into one common share of the Company and one-half of one Agents’ Warrant, with each whole Agents’ Warrant exercisable into one common share of the Company at Cdn$0.78.  The Agent’s Units and Agents’ Warrants expire on July 24, 2012.

(e)	Options

A summary of information concerning outstanding stock options at December 31, 2008 is as follows:

	Fixed Stock Options		Performance-based Stock Options
	Number of Common Shares	Weighted Average Exercise Price	Number of Common Shares	Weighted Average Exercise Price
Balances, December 31, 2006	3,874,100	1.15	1,794,582	0.80
Options granted	473,000	0.53	–	–
Options exercised	(50,000)	0.39	–	–
Options expired	(900,000)	1.20	–	–
Options forfeited	(344,200)	1.05	(563,730)	0.80
Balances, December 31, 2007	3,052,900	1.06	1,230,852	0.80
Options granted	3,291,939	0.57	–	–
Options forfeited	(117,336)	0.72	–	–
Options expired	–	–	(1,230,852)	0.80
Balances, December 31, 2007	6,227,503	0.81	–	–
Options granted	2,228,738	0.66	–	–
Options forfeited	(174,932)	0.61	–	–
Balances, December 31, 2008	8,281,309	$0.77	–	$–

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

13.	SHARE CAPITAL (continued)

(i)            Fixed stock option plan

The Company has a fixed stock option plan that provides for the granting of options to directors, officers, employees and service providers of the Company at a price based on the trading price of the Common Shares one trading day preceding the date of grant.  Options vest over two years and have a 10-year contractual term, unless otherwise determined by the Company’s Board of Directors.  The Company is authorized to issue a maximum of 12,139,686 fixed stock options.  As at December 31, 2008 an aggregate of 3,858,377 fixed stock options were available for future grants of awards under the plan.

The following table summarizes information concerning outstanding and exercisable fixed stock options at December 31, 2008:

Options Outstanding				Options Exercisable
Number Outstanding	Expiry Date	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life (in years)	Number Exercisable	Weighted Average Exercise Price per Share
100,000	September 1, 2011	$0.46	2.7	100,000	$0.46
677,300	February 18, 2013	2.24	4.1	677,300	2.24
260,000	March 10, 2014	2.05	5.2	260,000	2.05
25,000	May 19, 2014	1.44	5.4	25,000	1.44
20,200	August 10, 2014	0.95	5.6	20,200	0.95
1,160,500	March 10, 2015	0.65	6.2	1,160,500	0.65
100,000	August 4, 2015	0.27	6.6	100,000	0.27
300,000	December 12, 2015	0.20	7.0	300,000	0.20
125,000	March 28, 2016	0.65	7.2	125,000	0.65
200,000	May 23, 2016	0.53	7.4	200,000	0.53
108,000	August 10, 2016	0.48	7.6	108,000	0.48
40,000	November 9, 2016	0.32	7.9	40,000	0.32
2,940,246	February 6, 2017	0.57	8.1	1,470,123	0.57
49,825	May 23, 2017	0.46	8.6	24,912	0.46
2,098,988	March 27, 2018	0.66	9.2	–	–
21,250	August 12, 2018	0.37	9.6	–	–
55,000	November 11, 2018	0.15	9.9	–	–
8,281,309		$0.77	8.0	4,611,035	$0.89

The aggregate intrinsic value of options outstanding is $13,400 and the aggregate intrinsic value of options currently exercisable is $9,000.  The intrinsic value of options exercised for the year ending December 31, 2006 was $20,000.  There were no options exercised during the years ended December 31, 2008 and 2007.

Stock compensation expense is recognized on a straight-line basis over the vesting period.  Expense recognized for the years ended December 31, 2008, 2007 and 2006 was $0.8 million, $1.0 million, and $0.4 million, respectively.  As at December 31, 2008 there was $0.4 million of total unrecognized compensation cost related to unvested options, which will be amortized over their remaining vesting period of 1.9 years.

(f)	Stock-based Compensation

The fair value of each option granted is estimated at the time of grant using the Black-Scholes option-pricing model with weighted average assumptions for grants as follows:

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

13.	SHARE CAPITAL (continued)

	2008	2007	2006
Risk-free interest rate	2.9%	4.0%	4.1%
Dividend yield	0%	0%	0%
Volatility	67%	71%	89%
Expected life in years	6	6	6
Weighted average grant-date fair value of stock options	$0.40	$0.37	$0.40

The Black-Scholes option-pricing model requires the input of subjective assumptions, including expected term of the option award and stock price volatility.  The expected term of options granted is derived from historical data on employee exercise and post-vesting employment termination behavior.  Expected volatility is based on the historic volatility of our stock.  These assumptions involve inherent uncertainties and the application of management judgment.  In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those options expected to vest.

(g)	Shareholder Rights Plan

On January 17, 2007, the Company adopted a Shareholder Rights Plan (the “Rights Plan”).  The Rights Plan was adopted to ensure the fair treatment of shareholders in connection with any take-over bid for common shares of Apollo.  The Rights Plan seeks to provide shareholders with adequate time to properly assess a take-over bid without undue pressure.  It also is intended to provide the Board with more time to fully consider an unsolicited take-over bid and, if appropriate, to explore other alternatives to maximize shareholder value.  The Rights Plan is not intended to prevent take-over bids that treat shareholders fairly.  The Rights Plan, adopted and effective in January 2007, was ratified by the shareholders at Apollo’s Annual Meeting of Shareholders held on May 16, 2007.  The Rights Plan expires in January 2012.

14.	INTEREST EXPENSE

For the years ended December 31, interest expense consists of:

	2008	2007	2006
Accretion on convertible debentures	$3,986	$4,533	$2,117
Amortization of deferred financing costs	–	–	319
Capital leases and other	326	259	4
	$4,312	$4,792	$2,440

15.	INCOME TAXES

The Company recorded a tax benefit of $1.9 million for the year ended December 31, 2008, which includes a $1.9 million benefit for the issuance of flow-through shares , but recorded no other recovery for income taxes as the net loss carry forwards are fully offset by a valuation allowance.  The Company recorded a tax benefit of $1.4 million for the year ended December 31, 2007, due to the issuance of flow-through shares but recorded no other recovery for income taxes as the net loss carry forwards are fully offset by a valuation allowance.  The Company did not record a provision or benefit for income taxes for the year ended December 31, 2006, due to the availability of net operating loss carryforwards and the uncertainty of their future realization.

The provision for income taxes reported differs from the amounts computed by applying the cumulative Canadian federal and provincial income tax rates to the (income) loss before tax provision due to the following:

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

15.	INCOME TAXES (continued)

	2008	2007	2006
Statutory tax rate	30.67%	33.12%	33.12%
Provision for (recovery of) income taxes computed at standard rates	$(2,643)	$(3,261)	$(2,518)
Differences due to foreign tax rates	77	(19)	(114)
Flow through share recovery	(1,893)	(1,394)	–
Change in valuation allowance	(4,828)	1,310	7,144
Permanent differences and other	7,430	1,970	(4,512)
	$(1,857)	$(1,394)	$–

The tax effects of temporary differences that would give rise to significant portions of the future tax assets and future tax liabilities at December 31, were as follows:

	2008	2007
Future income tax assets
Net operating losses carried forward	$18,328	$21,698
Exploration and development expenses	(2,275)	(505)
Property, plant and equipment	(49)	262
Accrued site closure costs	378	–
Issuance of flow-through shares	–	1,165
Other	2,406	2,161
	18,788	24,781
Less: Valuation allowance	(18,788)	(23,616)
Net future income tax asset	$–	$1,165

Net future income tax liabilities: Accumulated cost base differences on assets	$447	$–

Utilization of the net operating losses carried forward and the foreign exploration and development expenses are subject to limitations.  The Company has placed a full valuation allowance on its excess tax assets due to a lack of past taxable profits.  It does not believe significant income tax obligations will occur in the near future.  At December 31, 2008, the Company has the following unused tax losses available for tax carryforward purposes:

Country	Amount	Expiry
Canada	$25,871	2009-2028
United States	34,094	2011-2028

16.	EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share (“EPS”) is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period.  Diluted EPS is calculated to reflect the dilutive effect of exercising outstanding warrants and stock options and of conversion of convertible debentures by applying the treasury stock method.

Earnings used in determining EPS are presented below for the years ended December 31.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

16.	EARNINGS (LOSS) PER SHARE (continued)

	2008	2007	2006
Net income (loss)	$1,596	$2,416	$(15,587)
Weighted average number of shares, basic	185,058,717	145,645,178	123,621,267
Dilutive securities:
Options	249,457	245,940	–
Warrants	26,831,056	536,852	–
Weighted average number of shares, diluted	212,139,230	146,427,970	123,621,267
Basic and diluted earnings (loss) per share	$0.01	$0.02	$(0.13)

Options and warrants outstanding but not included in computation of diluted weighted average number of shares (“OWNI”) because the strike prices exceeded the average price of the common shares	51,121,570	34,886,993	19,975,138
Average exercise price of OWNI	$0.59	$0.61	$0.75
Shares issuable for convertible debentures excluded from calculation of EPS because their effect would have been anti-dilutive	14,876,200	16,760,000	11,641,333
Average conversion price of anti-dilutive convertible securities	$0.50	$0.50	$0.75

Due to a net loss for the year ended December 31, 2006, an additional 8.4 million warrants and stock options were excluded from the EPS computation because their effect would have been anti-dilutive.

17.	FAIR VALUE OF FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company examines the various financial instrument risks to which it is exposed and assesses the impact and likelihood of those risks. These risks may include market risk, credit risk, liquidity risk, currency risk, interest rate risk and commodity risk.  Where material, these risks are reviewed and monitored by the Board of Directors.

(a)	Capital Risk Management

The Company manages its capital to ensure that it will be able to continue as a going concern while maximizing the return to shareholders through the optimization of its debt and equity balance. The Company’s overall strategy remains unchanged from 2007.

The capital structure of the Company consists of notes payable and other current debt, convertible debentures and equity attributable to common shareholders, comprising issued share capital, equity component of convertible debentures, note warrants, contributed surplus and deficit.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

17.	FAIR VALUE OF FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

(b)	The estimated fair values of the Company’s financial instruments were as follows:

	December 31,
	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$3,085	$3,085	$4,546	$4,546
Derivative instruments	552	552	2,101	2,101
Restricted cash	10,000	10,000	1,000	1,000
Accounts receivable and other	1,974	1,974	945	945
Long-term investments	1,081	1,081	1,467	1,467
Accounts payable	12,607	12,607	1,838	1,838
Accrued liabilities	640	640	1,852	1,852
Notes payable and other liabilities
Current	19,435	19,435	6,992	6,992
Non-current	968	968	14	14
Convertible debentures	7,927	8,579	5,537	8,380

(c)	Market risk

Gold, lead and zinc prices are affected by various forces including global supply and demand, interest rates, exchange rates, inflation or deflation and the political and economic conditions of major gold, lead and zinc producing countries.  The profitability of the Company is directly related to the market price of gold, lead and zinc.

Due to the nature of the precious metals market, the Company is not dependent on a significant customer to provide a market for its refined gold and silver.  It is possible that the Company could be directly affected by weaknesses in the metals processing business.  The Company periodically monitors the financial condition of its customers.  For the year ended December 31, 2008, the sensitivity of the Company’s net income due to a 10% change in gold, lead and zinc prices would have impacted net income by $2.1 million, $0.6 million and $1.3 million, respectively.

(d)	Credit Risk

Credit risk on financial instruments arises from the potential for counterparties to default on their obligations to the Company.  The Company’s credit risk is limited to cash and cash equivalents, trade receivables, restricted cash, restricted certificates of deposit, derivative instruments and auction rate securities in the ordinary course of business.  Cash and cash equivalents, restricted cash, restricted certificates of deposit, derivative instruments and auction rate securities are placed with high-credit quality financial institutions.  The Company sells its metal production exclusively to large international organizations with strong credit ratings.  Revenue production  is included in discontinued operations.  The balance of trade receivables owed to the Company in the ordinary course of business is not significant.  The carrying value of accounts receivable approximates fair value due to the relatively short periods to maturity on these instruments.  Therefore, the Company is not exposed to significant credit risk.  Overall, the Company’s credit risk has not changed significantly from 2007.

The Company assesses quarterly whether there has been an impairment of the financial assets of the Company. Other than disclosed in Note 6 related to ARS, the Company has not recorded an impairment on any of the financial assets of the Company during the year ended December 31, 2008. Apollo continues to maintain a portion of its investments in ARS, which are floating rate securities that are marketed by financial institutions with auction reset dates at 28 day intervals to provide short-term liquidity. All ARS were rated Aaa when purchased, pursuant to Apollo’s investment policy at the time. Auction rate securities are no longer permitted to be purchased under the Company’s current investment policy. Beginning in August 2007, a number of auctions began to fail and the Company is currently holding ARS with a par value of $1.5 million which currently lack liquidity. All of Apollo’s ARS have continued to make regular interest payments. Apollo’s ARS were downgraded to Aa during the second quarter of 2008. If uncertainties in the credit and capital markets persist or Apollo’s ARS experience further downgrades, the Company may incur additional impairments, which may continue to be judged other than temporary. Apollo believes that the current illiquidity of its ARS will not have a material impact on Apollo’s financial condition.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

17.	FAIR VALUE OF FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

The Company’s maximum exposure to credit risk is represented by the carrying amount on the balance sheet of cash and cash equivalents, trade receivables, restricted cash, restricted certificates of deposit, derivative instruments and auction rate securities.  The aging of accounts receivable as of December 31, 2008, was as follows:

0-30 Days	31-60 Days	61-90 Days	91-120 Days	Over 120 Days	Total
$1,556	$29	$17	$14	$358	$1,974

(e)	Liquidity Risk

Liquidity risk is the risk that the Company will not meet its financial obligations as they become due.  The Company has a planning and budgeting process to monitor operating cash requirements including amounts projected for the existing capital expenditure program and plans for expansion, which are adjusted as input variables change.  These variables include, but are not limited to, available bank lines, mineral production from existing operations, commodity prices, taxes and the availability of capital markets.  As these variables change, the Company may be required to conduct equity issues or obtain project debt financing.

Trade payables and accrued liabilities are paid in the normal course of business generally according to their terms, which are typically due thirty days or less.  The Company ensures that there are sufficient committed loan facilities to meet its short-term business requirements, taking into account its anticipated cash flows from operations and its holdings of cash and cash equivalents.  As at December 31, 2008, the Company is in compliance with its debt covenants.  As of December 31, 2008, the Company held cash and cash equivalents of $3.1 million, had unexpended flow-through share funds of $3.8 million, had current debt obligations of $24.0 million consisting of (1) the current portion of the outstanding principal of the Series 2007-A convertible debentures of $3.1 million due in February 2009, (2) $15 million for a bridge facility entered into on December 10, 2008 (Notes 9(c) and 24(c)) due on June 30, 2009, (3) $2.8 million for a debt facility due in installments in March 2009 and June 2009 (Note 9(b)), and (4) $3.1 million for other current debt.  Additionally, as of December 31, 2008, the Company has committed to make capital expenditures of approximately $17.1 million for the development of Black Fox (Notes 18(b)) and has committed to post $9.0 million (Cdn$10.9 million) cash for environmental bonding at Black Fox (Note 18(c)).  Based on the current cash balance, expected cash flows of discontinued operations, utilizing the $70 million financing facility as per the subsequent event Note 24(b), and from the projected cash flows from the Black Fox Project which the Company expects to commence production of gold in the second quarter of 2009, the Company expects to have sufficient funds to (1) repay the $24.0 million current debt obligations listed above (2) fund the capital commitments for the development of Black Fox, (3) repay $15.3 million principal due in 2009 on the $70 million financing facility, and (4) fund corporate expenditures.

In the normal course of business, the Company enters into contracts that give rise to commitments for future minimum payments.  The following table summarizes the remaining contractual maturities of the Company’s financial liabilities:

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

17.	FAIR VALUE OF FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

	Payments Due by Period As of December 31, 2008					As of December 31, 2007
	Within 1 Year	1-3 Years	3-5 Years	Over 5 Years	Total	Total
Accounts payable and accrued liabilities	$13,247	$–	$–	$–	$13,247	$3,690
Notes payable and other current debt	19,431	968	–	–	20,399	6,992
Convertible debentures	3,148	4,290	–	–	7,438	8,380
Interest on convertible debentures	567	772	–	–	1,339	2,711
Operating lease obligations	369	111	6	–	486	170
Capital expenditures	17,094	–	–	–	17,094	21
	$53,856	$6,141	$6	$–	$60,003	$21,964

(f)	Currency Risk

Financial instruments that impact the Company’s net income or other comprehensive income due to currency fluctuations include:  Canadian dollar denominated cash and cash equivalents, restricted certificates of deposit and accounts payable.  For the year ended December 31, 2008, the sensitivity of the Company’s net income due to changes in the exchange rate between the Canadian dollar and the United States dollar would have impacted net income by $0.4 million, respectively, for a 10% increase or decrease in the Canadian dollar.

(g)	Interest Rate Risk

The Company is exposed to interest rate risk on its outstanding borrowings and short-term investments.  The Company’s outstanding borrowings at December 31, 2008 consist of (1) a bridge facility with a balance of $15.1 million, (2) a credit facility with a balance of $2.8 million at December 31, 2008, (3) the Series 2007-A convertible debentures (“the Debentures”) which have an aggregate $7.4 million face value and (4) a margin loan, included within notes payable and other current debt, with a balance of $0.9 million which is secured by auction rate securities (Note 6).  The bridge facility, the credit facility and the margin loan each have a floating interest rate based on LIBOR plus 10.0% for the bridge facility, plus 2.0% for the credit facility and plus 1.25% for the margin loan, and the Debentures have a stated rate of 18% which increased from 12% on February 23, 2008 as part of the original terms.  The Company monitors its exposure to interest rates and has not entered into any derivative contracts to manage this risk.  The weighted average interest rate incurred by the Company during the year ended December 31, 2008 on its outstanding borrowings was 8.4%.

For the year ended December 31, 2008, a 1% increase or decrease in floating interest rates would not have had a material impact on the amount of interest expense recorded during those periods.

(h)	Commodity Price Risk

The Company’s principal businesses include the sale of several commodities.  Revenues, earnings and cash flows from the sale of gold, lead, zinc and silver are sensitive to changes in market prices, over which the Company has little or no control.  The Company has the ability to address its price-related exposures through the limited use of options and future and forward contracts, but generally does not enter into such arrangements except as required to obtain favorable financing terms.

On July 1, 2008, in order to meet certain loan criteria of the credit facility mentioned in (e) above, the Company entered into certain option contracts.  See Note 9(b) for details.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

17.	FAIR VALUE OF FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

(i)	Fair Value Estimation

The fair value of financial instruments that are not traded in an active market (such as derivative instruments) is determined using a Black-Scholes model based on assumptions that are supported by observable current market conditions, with the exception of auction rate securities.  The Company’s ARS investments (see Note 6) are valued using a probability-weighted discounted cash flow valuation.  The Company’s valuation of the ARS investments considers possible cash flows and probabilities forecasted under certain potential scenarios. Each scenario’s cash flow is multiplied by the probability of that scenario occurring.  The major inputs included in the valuation are: (i) maximum contractual ARS interest rate, (ii) probability of passing auction/early redemption at each auction, (iii) probability of failing auction at each auction, (iv) probability of default at each auction, (v) severity of default, and (vi) discount rate.  Changes in these assumptions to reasonably possible alternative assumptions would not significantly affect the Company’s results.

The carrying value less impairment provision, if necessary, of cash and cash equivalents, restricted cash, restricted certificates of deposit, long-term investments, trade receivables and trade payables approximate their fair values.  In addition, as the interest rate on the Company’s credit facility is floating and has no unusual rights or terms, the carrying value approximates its fair value.

18.	COMMITMENTS AND CONTINGENCIES

(a)	Royalties

The Company’s properties are subject to royalty obligations based on minerals produced from the properties.  The Black Fox Project current reserves are not subject to royalty obligations.  Royalty obligations for the Huizopa Project may arise upon mine production.

(b)	Commitments for the Development of Black Fox

As of December 31, 2008, the Company had made certain commitments to lease mining equipment for use at Black Fox and to make certain expenditures for improvements to the milling process at the Mill Complex and the development of the open pit at the Black Fox mine as follows:

Commitments to lease mining equipment	$11,167

Commitments for expenditures to make improvements to the mill at the Mill Complex	$8,321
Commitments for the development of the Black Fox open pit	8,773
$17,094

(c)	Environmental

The Company’s mining and exploration activities are subject to various federal, provincial and state laws and regulations governing the protection of the environment.  These laws and regulations are continually changing and generally becoming more restrictive.  The Company conducts its operations so as to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations.  The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

18.	COMMITMENTS AND CONTINGENCIES (continued)

In order to proceed with open pit mining at the Black Fox Project in the fourth quarter of 2008, the Company committed to post $5.6 million (Cdn$6.8 million) on bond, in addition to the $0.5 million (Cdn$0.6 million) already posted in previous years, for the benefit of the MNDM to cover estimated costs of site reclamation.  As of December 31, 2008, $2.5 million (Cdn$3.0 million) had been placed on bond and is included in restricted certificates of deposit.  The remaining amount of $3.1 million (Cdn$3.8 million) is scheduled to be posted as follows: (1) $1.6 million (Cdn$2.0 million) in February 2009 and (2) $1.5 million (Cdn$1.8 million) in May 2009.

In order to proceed with the upgrade of the Mill Complex (Note 4) in the fourth quarter of 2008, the Company committed to post $5.7 million (Cdn$6.9 million) on bond for the benefit of the MNDM to cover estimated costs of site reclamation.  As of December 31, 2008, $0.8 million (Cdn$1.0 million) had been placed on bond and is included in restricted certificates of deposit.  The remaining amount of $4.9 million (Cdn$5.9 million) is scheduled to be posted as follows: (1) $2.1 million (Cdn$2.5 million) in February 2009 and (2) $2.8 million (Cdn$3.4 million) in April 2009.

In addition to the Cdn$6.9 million bond for the Mill Complex discussed in the above paragraph, upon acquisition of the Mill Complex, the Company committed to replace the $1.0 million (Cdn$1.2 million) bond posted by St Andrew by July 28, 2009.  When the existing bond is replaced, the cash on deposit will be released to Apollo and Apollo will be required to pay $1.0 million (Cdn$1.2 million) to St Andrew.

(d)	Litigation and claims

The Company is from time to time involved in various claims, legal proceedings and complaints arising in the ordinary course of business.  The Company does not believe that adverse decisions in any pending or threatened proceedings related to any matter, or any amount which it may be required to pay by reason thereof, will have a material effect on the financial conditions or future results of operations of the Company.

(e)	Indemnification obligations

The Company is subject to certain indemnification obligations relating to the sale of the Nevada Assets (Note 5(c)).  At this time, the Company is unable to predict what cost there will be related to such indemnification obligations.

19.	LEASE COMMITMENTS

Minimum lease payments under capital and non-cancelable operating leases and the present value of net minimum payments at December 31, 2008 were as follows:

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

19.	LEASE COMMITMENTS (continued)

	Capital Leases	Operating Leases
2009	$633	$369
2010	547	48
2011	522	44
2012	43	19
2013	–	6
Total	1,745	$486
Less imputed interest	298
Total present value of minimum capital lease payments	1,447
Less current portion of capital lease obligations	479
Long-term capital lease obligations	$968

Rent expense under non-cancelable operating leases was $0.1 million for 2008, 2007, and 2006.  The current portion of the capital lease obligations is included in current portion of notes payable and the long-term portion is included in long-term portion of notes payable in the consolidated balance sheets.

20.	SUPPLEMENTAL CASH FLOW INFORMATION

(a)	Net changes in non-cash operating working capital items for the years ended December 31 are:

	2008	2007	2006
(Increase) decrease in:
Accounts receivable and other	$(1,112)	$(253)	$(149)
Prepaids	354	474	408
Increase (decrease) in:
Accounts payable	310	343	(1,946)
Accrued liabilities	(1,186)	1,186	300
	$(1,634)	$1,750	$(1,387)

(b)	Components of cash and cash equivalents as of the years ended December 31 are:

	2008	2007	2006
Cash	$3,085	$614	$451
Cash equivalents	–	3,932	4,125
	$3,085	$4,546	$4,576

Cash equivalents consist of term deposits with original maturity dates not in excess of 90 days.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

20.	SUPPLEMENTAL CASH FLOW INFORMATION (continued)

(c)	Non-cash transactions for the years ended December 31 are:

	2008	2007	2006
Increases in financial statement components related to the acquisition of the Mill Complex (see Note 4):
Equity due to the issuance of common shares for services rendered related to acquisition financing costs	$351	$-	$-
Accrued site closure costs due to the assumption of a related reclamation liability	1,210	-	-
Increase in future income tax liability	447	-	-
Increase in prepaid assets due to financing a portion of the Company’s insurance program via the issuance of notes payable	416	653	309
Increase in property, plant and equipment due to assets acquired via issuance of trade and notes payable	11,941	325	2,640
Increase in capital lease obligations due to replacement of a promissory note payable	-	-	2,300
Increase in property, plant and equipment for capitalized expenses at Black Fox due to increase in equity related to issuance of shares in connection with the Bridge Facility (Note 9(c))	2,907	-	-
Increase in property, plant and equipment due to assets acquired via issuance of shares (see Note 13(b)(ii))	-	527	-
Increase in share capital and reduction in convertible debentures due to the conversion of Series 2007-A convertible debentures into common shares of the Company	621	146	-
Increase in share capital and a decrease in future income tax assets upon renouncement of expenditures in connection with a flow-through share offering completed in October 2007	1,165	-	-
Increase in equity via the issuance of agent’s compensation warrants for services rendered in connection with the issuance of the Series 2007-A convertible debentures (see Note 10)	-	294	-

Also, as at December 31, 2006, the Company contributed all of the assets and liabilities of MTMI related to the Montana Tunnels mine to the joint venture entered into with Elkhorn (see Note 5(a)).

21.	RELATED PARTY TRANSACTIONS

The Company had the following related party transactions during each of the years in the three-year period ended December 31, 2008:

	2008	2007	2006
Legal fees paid to one law firm, a partner of the firm is a director of the Company	$512	$381	$118
Consulting services paid to a relative of an officer and director of the Company	16	9	14

These transactions are in the normal course of business and are measured at the exchange amount which is the consideration established and agreed to by the related parties.  During 2008, six officers and directors of the Company participated in the July 2008 Unit Offering (Note 13(a)(ii)) and purchased 315,000 Units comprised of 315,000 common shares of the Company and 157,500 warrants to purchase common shares of the Company.  During 2007, a director of the Company participated in the October 2007 flow-through share offering and purchased 54,545 flow-through shares in connection with the offering (Note 13(b)(iii)).

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

22.	SEGMENTED INFORMATION

Apollo operates the Black Fox development project in Canada.  The reportable segments have been determined at the level where decisions are made on the allocation of resources and capital and where performance is measured.  MTMI, which was previously presented as a reportable segment, has been reported as discontinued operations (Note 5(a)).  The accounting policies for these segments are the same as those followed by the Company as a whole.

Amounts as at December 31, 2008 are as follows:

	Black Fox	Corporate and Other	Total
Cash and cash equivalents	$214	$2,871	$3,085
Other non-cash current assets	9,805	3,156	12,961
	10,019	6,027	16,046
Long-term investments	–	1,081	1,081
Property, plant and equipment	85,183	3,043	88,226
Restricted certificates of deposit	3,813	8	3,821
Other long-term assets	103	–	103
Total assets of continuing operations	$99,118	$10,159	$109,277

Current liabilities	$26,925	$9,113	$36,038
Notes payable and other long-term liabilities	967	4,888	5,855
Accrued site closure costs	1,398	–	1,398
Future income tax liability	447	–	447
Total liabilities of continuing operations	$29,737	$14,001	$43,738

Amounts as at December 31, 2007 are as follows:

	Black Fox	Corporate and Other	Total
Cash and cash equivalents	$(39)	$4,585	$4,546
Other non-cash current assets	171	4,248	4,419
	132	8,833	8,965
Long-term investments	–	1,467	1,467
Property, plant and equipment	36,100	3,102	39,202
Restricted certificates of deposit	650	8	658
Other long-term assets	84	–	84
Future income tax assets	–	1,165	1,165
Total assets of continuing operations	$36,966	$14,575	$51,541

Current liabilities	$688	$9,994	$10,682
Notes payable and other long-term liabilities	14	5,826	5,840
Accrued site closure costs	447	–	447
Total liabilities of continuing operations	$1,149	$15,820	$16,969

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

22.	SEGMENTED INFORMATION (continued)

Amounts for the years ended December 31, 2008, 2007 and 2006 are as follows:

	Year Ended December 31, 2008
	Black Fox	Corporate and Other	Total
Depreciation and amortization	$–	$100	$100
General and administrative expenses	–	3,696	3,696
Exploration and business development and other	466	2,719	3,185
	466	6,515	6,981
Operating loss	(466)	(6,515)	(6,981)
Interest income	–	238	238
Interest expense	–	(4,312)	(4,312)
Financing costs	–	(190)	(190)
Realized gain on investments – derivative instruments	–	5,507	5,507
Unrealized loss on investments – derivative instruments	–	(1,549)	(1,549)
Foreign exchange loss and other	–	(1,329)	(1,329)
Loss from continuing operations before income taxes	$(466)	$(8,150)	$(8,616)
Investing activities: Property, plant and equipment expenditures	$47,402	$42	$47,444

	Year Ended December 31, 2007
	Black Fox	Corporate and Other	Total
Depreciation and amortization	$–	$104	$104
General and administrative expenses	–	4,647	4,647
Exploration and business development and other	39	2,391	2,430
	39	7,142	7,181
Operating loss	(39)	(7,142)	(7,181)
Interest income	–	482	482
Interest expense	–	(4,792)	(4,792)
Financing costs	–	(693)	(693)
Realized gain on investments – derivative instruments	–	395	395
Unrealized gain on investments – derivative instruments	–	2,101	2,101
Foreign exchange loss and other	–	(157)	(157)
Loss from continuing operations before income taxes	$(39)	$(9,806)	$(9,845)
Investing activities: Property, plant and equipment expenditures	$5,617	$1,951	$7,568

	Year Ended December 31, 2006
	Black Fox	Corporate and Other	Total
Depreciation and amortization	$–	$109	$109
General and administrative expenses	–	4,004	4,004
Exploration and business development and other	–	1,040	1,040
	–	5,153	5,153
Operating loss	–	(5,153)	(5,153)
Interest income	–	148	148
Interest expense	–	(2,440)	(2,440)
Foreign exchange loss and other	–	(158)	(158)
Loss from continuing operations before income taxes	$–	$(7,603)	$(7,603)
Investing activities: Property, plant and equipment expenditures	$5,289	$127	$5,416

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

23.	DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP

The Company prepares its consolidated financial statements in accordance with Canadian GAAP.  The following adjustments and/or additional disclosures would be required in order to present the financial statements in accordance with U.S. GAAP and with practices prescribed by the U.S. Securities and Exchange Commission at December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006.

Material variances between financial statement items under Canadian GAAP and the amounts determined under U.S. GAAP are as follows:

	2008	2007
Total assets in accordance with Canadian GAAP	$131,630	$75,073
Bank indebtedness	(742)	–
Deferred financing costs (a)	–	160
Equity accounting for investment in Montana Tunnels joint venture (b)(i)	(12,864)	(12,032)
Impairment of property, plant and equipment, and change in depreciation and amortization(b)(ii)	(1,617)	(1,812)
Deferred stripping costs (b)(iii)	(1,052)	(4,787)
Black Fox development costs(c)	(29,159)	(26,827)
Convertible debentures (d)	66	509
Income taxes related to flow-through share issuance (e)	–	(1,165)
Total assets in accordance with U.S. GAAP	$86,262	$29,119

Total liabilities in accordance with Canadian GAAP	$57,875	$32,200
Bank indebtedness	(742)	–
Equity accounting for investment in Montana Tunnels joint venture (b)(i)	(12,864)	(12,032)
Deferred gain (b)(i)	(552)	(2,511)
Convertible debentures (d)	118	2,063
Income taxes related to flow-through share issuance (e)	73	628
Total liabilities in accordance with U.S. GAAP	$43,908	$20,348

Total shareholders’ equity in accordance with Canadian GAAP	$73,755	$42,873
Deferred financing costs (a)	–	160
Deferred gain (b)(i)	552	2,511
Impairment of property, plant and equipment, and change in depreciation and amortization(b)(ii)	(1,617)	(1,812)
Deferred stripping costs (b)(iii)	(1,052)	(4,787)
Black Fox development costs (c)	(29,159)	(26,827)
Convertible debentures (d)	(52)	(1,554)
Income taxes related to flow-through share issuance (e)	(73)	(1,793)
Total shareholders’ equity in accordance with U.S. GAAP	$42,354	$8,771

Total shareholders’ equity and liabilities in accordance with U.S. GAAP	$86,262	$29,119

Under U.S. GAAP, the components of shareholders’ equity would be as follows:

	2008	2007
Share capital	$189,451	$165,790
Note warrants	2,234	2,292
Contributed surplus	48,241	39,463
Deficit	(197,572)	(198,774)
Total shareholders’ equity in accordance with U.S. GAAP	$42,354	$8,771

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

23.	DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP (continued)

Under U.S. GAAP, the net loss and net loss per share would be adjusted as follows:

	Year ended December 31,
	2008	2007	2006
Loss from continuing operations for the year, based on Canadian GAAP	$(6,759)	$(8,451)	$(7,603)
Financing costs (a)	(160)	(105)	–
Black Fox development costs (c)	(2,332)	(4,473)	(3,173)
Convertible debentures (d)	(396)	(4,543)	625
Income taxes (e)	523	(1,394)	–
Montana Tunnels equity investment (b)(i)	10,326	5,068	(1,662)
Income (loss) from continuing operations for the year based on U.S. GAAP	1,202	(13,898)	(11,813)
Income (loss) from discontinued operations for the year, based on Canadian GAAP	8,355	10,867	(7,984)
Gain on transfer of assets and liabilities to JV and amortization (b)(i)	(1,959)	(1,239)	5,789
Change in depreciation of property, plant and equipment (b)(ii)	195	227	183
Capitalized deferred stripping and amortization (b)(iii)	3,735	(4,787)	–
Montana Tunnels equity investment (b)(i)	(10,326)	(5,068)	1,662
Loss from discontinued operations for the year based on U.S. GAAP	–	–	(350)
Net income (loss) for the year based on U.S. GAAP	$1,202	$(13,898)	$(12,163)
Comprehensive income (loss)	$1,202	$(13,898)	$(12,163)
Basic and diluted earnings (loss) per share in accordance with U.S. GAAP:
Continuing operations	$0.01	$(0.10)	$(0.10)
Discontinued operations	–	–	(0.00)
Net loss per share, basic and diluted – U.S. GAAP	$0.01	$(0.10)	$(0.10)

Under U.S. GAAP, the consolidated statements of cash flows would be adjusted as follows:

	Year ended December 31,
	2008	2007	2006
Cash provided by (used in) operating activities based on Canadian GAAP	$1,342	$7,485	$(11,609)
Deferred financing costs (a)	–	160	–
Equity accounting for investment in Montana Tunnels joint venture (b)(i)	(10,485)	(12,165)	–
Black Fox development costs (c)	(2,332)	(4,473)	(3,173)
Cash used in operating activities based on U.S. GAAP	(11,475)	(8,993)	(14,782)
Cash (used in) provided by investing activities based on Canadian GAAP	(41,336)	(19,283)	3,682
Equity accounting for investment in Montana Tunnels joint venture (b)(i)	2,504	10,032	64
Black Fox development costs (c)	2,332	4,473	3,173
Restricted cash for Canadian flow-through expenditures (e)	(615)	(2,354)	(858)
Cash (used in) provided by investing activities based on U.S. GAAP	(37,115)	(7,132)	6,061
Cash provided by financing activities based on Canadian GAAP	39,481	12,281	12,311
Deferred financing costs (a)	–	(160)	–
Equity accounting for investment in Montana Tunnels joint venture (b)(i)	8,275	1,763	–
Cash provided by financing activities based on U.S. GAAP	47,756	13,884	12,311
Effect of exchange rate changes on cash	(1,242)	(143)	1
Net cash (outflow) inflow in accordance with U.S. GAAP	(2,076)	(2,384)	3,591
Cash, beginning of year in accordance with U.S. GAAP	1,334	3,718	127
(Bank indebtedness) cash, end of year in accordance with U.S. GAAP	$(742)	$1,334	$3,718

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

23.	DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP (continued)

(a)	Financing costs

As of January 1, 2007, under Canadian GAAP, the Company expenses debt financing costs when they are incurred (Note 3(e)).  Prior to January 1, 2007, under Canadian GAAP, debt financing costs were capitalized and amortized over the term of the related debt.  As a result, the Company recorded an adjustment to increase opening deficit by $0.3 million and reduce the opening balance of deferred financing costs by $0.3 million.  Under U.S. GAAP, debt financing costs are capitalized and amortized over the term of the related debt.  Deferred financing costs for the credit facility (Note 9(b)) are $0.2 million at December 31, 2007.  Also, as of December 31, 2008, the Company recorded $2.6 million for financing costs in connection with the Bridge Facility which were capitalized as development expenses for the Black Fox Project under Canadian GAAP.  Under U.S. GAAP, these costs are recorded as deferred financing costs.  There is no difference in total assets between Canadian and U.S. GAAP with respect to this transaction; and therefore, it has not been included as a U.S. GAAP adjusting item.

(b)	Montana Tunnels

(i)           Joint venture

Under Canadian GAAP, the Company has accounted for its joint venture interest in the Montana Tunnels mine ("MTM") as a discontinued operation using the proportionate consolidation method whereby the Company's proportionate share of MTM's assets, liabilities, and income (loss) is included in the corresponding line items for discontinued operations in the Company's financial statements (Note 5(a)).  Under U.S. GAAP, the Company would account for MTM using the equity method whereby the Company's share of the investees' earnings and losses is included in operations and its investments therein are adjusted by a similar amount.  The carrying value of MTM was lower under U.S. GAAP than under Canadian GAAP following an impairment of the property, plant and equipment (Note 23(b)(ii)) in prior years and as a result the gain on transfer of the Company's interest in MTM into the joint venture under U.S. GAAP is higher.  Under U.S. GAAP the gain on transfer of the Company's interest in MTM into the joint venture was included in the net loss for the year ended December 31, 2006; whereas under Canadian GAAP it was deferred and is recognized as an adjustment to net income using the units-of-production method over the expected life of mine based on the recoverable gold equivalent ounces.  The adjustments to reconcile between Canadian GAAP and U.S. GAAP for Montana Tunnels have been presented separately rather than being presented as a single equity accounting adjustment.  The Company believes that this presentation provides more detailed information to a reader of the financial statements enabling the reader to reconcile the individual adjustments to the primary Canadian GAAP financial statements and footnotes.

(ii)           Impairment of property, plant and equipment

Under Canadian GAAP, write-downs for impairment of property, plant and equipment are determined using current proven and probable reserves and mineral resources expected to be converted into mineral reserves.  In 2002, under U.S. GAAP, write-downs were determined using current proven and probable reserves only.  Accordingly, for U.S. GAAP purposes, an impairment of property, plant and equipment and an adjustment to the related depreciation has been recorded.

(iii)           Deferred stripping costs

Under Canadian GAAP, stripping costs that represent a betterment to the mineral property are capitalized and amortized using the units-of-production method over the expected life of the mine based on the estimated recoverable gold equivalent ounces.  Under U.S. GAAP, stripping costs incurred during the production stage of a mine are included in the cost of inventory produced during the period in which the stripping costs were incurred.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

23.	DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP (continued)

(c)	Black Fox Project

Under Canadian GAAP, mining development costs at the Black Fox Project have been capitalized.  Under U.S. GAAP, these expenditures are expensed as incurred.  Accordingly, for U.S. GAAP purposes, a cumulative reduction in property, plant and equipment of $29.2 million has been recorded as at December 31, 2008 and an additional expense of $2.3 million has been recorded for the year then ended.

On April 14, 2008, the Company filed a Canadian National Instrument 43-101 prepared to U.S. standards and on April 24, 2008, the Company’s Board of Directors approved a plan authorizing management to proceed with development of the Black Fox Project.  Therefore, effective April 24, 2008, under U.S. GAAP, mining development costs at the Black Fox Project are capitalized.

(d)	Convertible debentures

Under Canadian GAAP, the 2007 Debentures and 2004 Debentures were recorded as compound financial instruments including detachable note warrants (Note 10).  On issuance, under U.S. GAAP, the detachable note warrants are similarly treated as an equity instrument with the remainder of the convertible debentures treated as a liability.  Further, under U.S. GAAP, the beneficial conversion features determined using the effective conversion prices based on the proceeds allocated to the convertible debentures in accordance with EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, is allocated to contributed surplus.  This discount on the debenture is recognized as additional interest expense immediately as the debt is convertible at the date of issuance.  Canadian GAAP does not require the recognition of any beneficial conversion feature.

(e)	Flow-through common shares

Under Canadian income tax legislation, a company is permitted to issue shares whereby the Company agrees to incur qualifying expenditures and renounce the related income tax deductions to the investors.  The Company has accounted for the issue of flow-through shares using the deferral method in accordance with Canadian GAAP.  At the time of issue, the funds received are recorded as share capital.

The Financial Accounting Standards Board ("FASB") staff has taken the view that under SFAS No. 109, Accounting for Income Taxes, the proceeds from issuance should be allocated between the offering of shares and the sale of tax benefits.  The allocation is made based on the difference between the quoted price of the existing shares and the amount the investor pays for the shares.  A liability is recognized for this difference.  The liability is reversed when tax benefits are renounced and a deferred tax liability is recognized at that time.  Income tax expense is the difference between the amount of a deferred tax liability and the liability recognized on issuance.

Also, notwithstanding whether there is a specific requirement to segregate the funds, the flow-through funds which are unexpended at the consolidated balance sheet dates are considered to be restricted and are not considered to be cash or cash equivalents under U.S. GAAP.  As at December 31, 2008, unexpended flow-through funds were $3.8 million (December 31, 2007 – $3.2 million).

(f)	Income taxes

While tax accounting rules are essentially the same under both U.S. and Canadian GAAP, tax account differences can arise from differing treatment of various assets and liabilities.  For example, certain mine developments cost are capitalized under Canadian GAAP and expensed under U.S. GAAP, as explained in (c) above.  An analysis of these differences indicates that there are larger potential tax benefits under U.S. GAAP than under Canadian GAAP but a valuation allowance has been applied to all amounts as of December 31, 2008.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

23.	DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP (continued)

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007.  FIN 48 addresses the determination of how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under FIN 48, the Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.  As a result of the implementation of FIN 48, the Company did not recognize a cumulative effect adjustment to the balance of retained earnings as of January 1, 2007.  The Company did not recognize any additional liabilities, subsequent to adoption, for uncertain tax positions as a result of the implementation of FIN No 48.

Under current conditions and expectations, the Company does not foresee any significant changes in unrecognized tax benefits that would have a material impact on the Company’s financial statements.  In addition, any future changes in the unrecognized tax benefit will have no impact on the effective tax rate due to the existence of a full valuation allowance.

Gross unrecognized tax benefits as of January 1, 2007 were zero, and there were no additions to gross unrecognized tax benefits for tax positions of the current or prior years during the year ended December 31, 2007.  There were also no reductions to gross unrecognized tax benefits due to settlements with tax authorities or due to statute of limitations during the year ended December 31, 2007.  Gross unrecognized tax benefits as of December 31, 2007 were zero, and there were no additions to gross unrecognized tax benefits  for tax positions of the current or prior years during the year ended December 31, 2008.  There were also no reductions to gross unrecognized tax benefits due to settlements with tax authorities or due to statute of limitations during the year ended December 31, 2008.

  The Company and one or more of its subsidiaries file income tax returns in the Canada, United States, and the states of Colorado and Montana.  The Company is generally not subject to examinations that could create a tax liability for tax years before 2002 by the Canada Revenue Agency.  The U.S. Federal tax return has a three year statute of limitations.  The Colorado state income tax return has a four year statute of limitations and the Montana state income tax return has a five year statute of limitations.  The U.S. return for tax years ending on or after December 31, 2005 and the Colorado return for years ending on or after December 31, 2004 and the Montana return for years ending on or after December 31,2003 are subject to examination by the relevant taxing authority.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.  No such amounts were accrued for at January 1, 2007.  Additionally, there were no amounts accrued as of December 31, 2008 and 2007.  Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position. These amounts will be disclosed should they arise.

(g)	Changes to accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”).  This statement defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements.  SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements.  The provisions of SFAS 157 were adopted January 1, 2008.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

23.	DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP (continued)

All of the Company’s financial assets and liabilities are measured at fair value using Level 1 inputs with the exception of (1) derivative contracts which use Level 2 inputs and (2) auction rate securities which use Level 3 inputs (See Note 6).  The adoption of SFAS 157 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In October 2008, the FASB issued FSP No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP FAS 157-3”), which clarifies the application of SFAS 157 in an inactive market.  The intent of this FSP is to provide guidance on how the fair value of a financial asset is to be determined when the market for that financial asset is inactive.  FSP FAS 157-3 states that determining fair value in an inactive market depends on the facts and circumstances, requires the use of significant judgment and in some cases, observable inputs may require significant adjustment based on unobservable data. Regardless of the valuation technique used, an entity must include appropriate risk adjustments that market participants would make for nonperformance and liquidity risks when determining fair value of an asset in an inactive market.  FSP FAS 157-3 was effective upon issuance.  We have incorporated the principles of FSP FAS 157-3 in determining the fair value of financial assets when the market for those assets is not active, specifically its auction rate securities.

FAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy under FAS 157 are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;
Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The company’s derivative instruments (see Note 6 and Note 9(b)) and auction rate securities (see Note 6) represent those financial assets and liabilities measured at fair value by level within the fair value hierarchy.  As required by FAS 157, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Our derivative instruments are valued using market prices.  Our derivatives trade in liquid markets, and as such, market prices can generally be verified and do not involve significant management judgment.  Such instruments are classified within Level 2 of the fair value hierarchy.

Our auction rate securities are reviewed for fair value on at least a quarterly basis.  The auction rate securities are traded in markets that are not active, trade infrequently and have little price transparency.  We estimated the fair values based on weighted average risk calculations using probabilistic cash flow assumptions.  The auction rate securities are classified within Level 3 of the fair value hierarchy.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Liabilities – Including an Amendment of FASB Statement No. 115 (“SFAS 159”).  SFAS 159 permits entities to choose to measure certain financial assets and liabilities at fair value (the “fair value option”).  Unrealized gains and losses, arising subsequent to adoption, are reported in earnings.  The provisions of SFAS 159 were adopted January 1, 2008.  The Company did not elect the Fair Value Option for any of its financial assets or liabilities, and therefore, the adoption of SFAS 159 had no impact on the Company’s financial position, results of operations or cash flows.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

23.	DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP (continued)

(h)	Recently issued accounting pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”).  SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired.  SFAS 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination.  SFAS 141(R) is effective for fiscal years beginning after December 15, 2008.  The provisions of the updated guidance were adopted January 1, 2009.  The adoption had no impact on the Company’s financial position, results of operations, or cash flows.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of Accounting Research Bulletin No. 51 (“SFAS 160”).  SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated.  SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS 160 is effective for fiscal years beginning after December 15, 2008.  The provisions of the updated guidance were adopted January 1, 2009.  The adoption had no impact on the Company’s financial position, results of operations, or cash flows.

In February 2008, the FASB staff issued FSP No. 157-2 “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”).  FSP FAS 157-2 delayed the effective date of FAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  The provisions of FSP FAS 157-2 are effective for our fiscal year beginning January 1, 2009, and did not have a significant impact on the Company.

In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows.  The provisions of the updated guidance were adopted January 1, 2009.  The adoption had no impact on the Company’s financial position, results of operations, or cash flows.

In May 2008, the FASB issued Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles. The statement is intended to improve financial reporting by identifying a consistent frame work, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles. It is effective 60 days following the SEC’s approval of Public Company Accounting Oversight Board amendments to AU Section 411. The provisions of the updated guidance were adopted July 1, 2009. The adoption had no impact on the Company’s financial position, results of operations, or cash flows.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

23.	DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP (continued)

In May 2008, the FASB issued FASB Staff Positions (FSP) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (including Partial Cash Settlements)”. This FSP clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. Additionally, this FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods with those fiscal years, and will be applied retroactively. Early adoption is not permitted. As the Company has had no convertible debt instruments that could be settled in cash upon conversion, whether in full or partially, the adoption of the adopted guidance had no impact on the Company’s financial position, results of operations, or cash flows.

In June 2008, the FASB issued FASB Staff Position (FSP) EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). The FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method described in SFAS No. 128, “Earnings Per Share”. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period earnings per share data presented shall be adjusted retrospectively. The Company adopted FSP EITF 03-6-1 effective January 1, 2009 and will reflect the presentation and disclosure requirements of FSP EITF 03-6-1 in our Form 10-Q for the period ending March 31, 2009.

In June 2008, the EITF reached consensus on Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock (“EITF 07-5”).  EITF 07-5 clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“FAS 133”).  EITF 07-5 is effective for our fiscal years beginning January 1, 2009.  Early adoption for an existing instrument is not permitted.

Under EITF 07-5, an equity-linked financial instrument (or embedded feature) would not be considered indexed to the entity’s own stock if the strike price is denominated in a currency other than the issuer’s functional currency.  As of December 31, 2008, the Company had 64.7 million outstanding warrants to purchase common shares of the Company that were denominated in a currency (Canadian dollars) other than its functional currency (US dollars)(see Note 13(d)).  As such, these warrants are not considered to be indexed to the Company’s own stock, which precludes the warrants from meeting the scope exception under FAS 133.  The warrants thereby must be accounted for separately as derivative instruments, rather than as equity instruments. The provisions of the updated guidance were adopted January 1, 2009.  As of January 1, 2009 the Company had 74.6 million outstanding warrants to purchase common shares of the Company, respectively, that were either (a) denominated in a currency (Canadian dollars) other than its functional currency (US dollars) or (b) subject to a potential strike-price adjustment (the warrants issued November 8, 2006 currently exercisable at $0.176).  As such, these warrants are not considered to be indexed to the Company’s own stock, which precludes the warrants from meeting the scope exception under the guidance.  The warrants thereby are accounted for separately as derivative instruments, rather than as equity instruments.  Accordingly, for U.S. GAAP purposes, the Company assessed the fair value of these warrants as of January 1, 2009 and recorded a reduction in contributed surplus of $6.94 million, an increase in opening deficit of $1.53 million and an $8.47 million increase in liabilities.

These warrants were fair valued at January 1, 2009 using an option pricing model with the following assumptions: no dividends are paid, weighted average volatilities of the Company’s share price of 81%, weighted average expected lives of the warrants of 3.2 years, and weighted average annual risk-free rates of 1.4%.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

24.	SUBSEQUENT EVENTS

(a)	Restructuring of Series 2007-A Convertible Debentures

On February 19, 2009, the Company reached an agreement with the largest holder (the “Large Holder”) of its Series 2007-A convertible debentures (see Note 10) to extend the maturity date of the 2007 Debentures held by the Large Holder from February 23, 2009 to February 23, 2010.

The Large Holder owned $4.3 million principal amount of the 2007 Debentures as of December 31, 2008 and February 23, 2009 (on which $0.8 million of interest was accrued as of February 23, 2009) and 8,580,000 of 2007 Debenture Warrants.  The Company and the Large Holder agreed to extend the maturity date of the 2007 Debentures owned by the Large Holder to February 23, 2010.  Furthermore, the Large Holder agreed that the Company shall have the option to repay on February 23, 2009 the $0.8 million of accrued interest on the Large Holder’s 2007 Debentures in either common shares of the Company or cash.  Upon the election by the Company to pay the accrued interest in common shares, the number of common shares is calculated by dividing the accrued interest owed by the US dollar equivalent of the volume weighted average market price of the Company’s common shares as quoted on the Toronto Stock Exchange during the five-day period ending February 23, 2009.  In consideration for the foregoing, the Company agreed to (i) issue 2,000,000 common shares of the Company to the Large Holder on February 23, 2009 (the “Large Holder Shares”), (ii) extend the expiration date of the 8,580,000 2007 Debenture Warrants issued to the Large Holder to March 4, 2010 (the “Large Holder Warrants”) and (iii) reduce the exercise price of the Large Holder Warrants from $0.50 to $0.25.

On February 23, 2009, the Company repaid the $0.8 million of accrued interest on the Large Holder’s 2007 Debentures by issuing 2,444,765 common shares of the Company.

The terms and conditions of the $3.1 million aggregate principal amount of 2007 Debentures and 2007 Debenture Warrants not owned by the Large Holder were not amended and remained unchanged and principal and $0.6 million interest was repaid on February 23, 2009.

(b)	Black Fox Project $70 Million Financing Agreement

On February 20, 2009, the Company entered into a $70 million project financing agreement (the “Project Facility”) with two banks (the Banks”) relating to the Black Fox Project.  The Project Facility refinances the $15.0 million Bridge Facility (Note 9(c)) entered into on December 10, 2008.

The Company intends to use the proceeds from the Project Facility (i) to repay the Bridge Facility, (ii) to complete the development of the Black Fox Project and (iii) to provide for up to $7.0 million in agreed corporate expenditures.

The terms of the Project Facility include:  (i) a commitment by the Banks who are counterparty to the Project Facility (the “Banks”) to lend to the Company up to $70 million available for drawdown between February 20, 2009 and June 30, 2009; (ii) interest on the outstanding principal amount accruing at a rate equal to LIBOR plus 7% per annum and repayable in quarterly installments commencing March 31, 2009; (iii) scheduled repayment of the principal amount in unequal quarterly amounts commencing September 30, 2009 with the final repayment no later than March 31, 2013; and (iv) an arrangement fee of $3.5 million payable by the Company to the Banks in cash upon first drawdown under the Project Facility.

APOLLO GOLD CORPORATION

Notes to the Consolidated Financial Statements – (Continued)
(Stated in U.S. dollars; tabular amounts in thousands except share and per share data)

24.	SUBSEQUENT EVENTS (continued)

In consideration for providing the financing, the Banks were issued an aggregate of 34,836,111 warrants (“Banks Compensation Warrants”) exercisable for a period of 48 months from closing at an exercise price of $0.201 (Cdn$0.252) per share (subject to anti-dilution adjustments).  The Banks Compensation Warrants are in addition to the 42,614,254 common share purchase warrants issued to the Banks in connection with the Bridge Facility.

As a part of the Project Facility, the Company and the Banks have entered into a derivative program covering both gold sales and part of the Company’s Canadian dollar operating costs.  The Company has entered into a 250,420 ounce gold forward sales program which will be allocated across the four year term of the Project Facility.  The weighted average price of the sales program is $876 per ounce of gold.  The foreign exchange derivative program will be for the Canadian dollar equivalent of $60 million over a period covering the four year term of the Project Facility.

Under the terms of a previously existing engagement letter between the Company and a certain financial advisory services firm (the “Firm”) pursuant to which the Firm agreed to provide financial advisory services to the Company, the Project Facility constitutes an “alternative transaction” that requires the Company to pay certain compensation to the Firm.  Specifically, under the terms of such engagement letter, the Company is required to compensate the Firm by issuing to it 3,172,840 common shares and 2,567,901 common share purchase warrants exercisable for a two year period at an exercise price of $0.205 (Cdn$0.256).

(c)	Settlement of the Bridge Facility

On February 23, 2009, the Company utilized a portion of its proceeds from the above noted Project Facility to settle the full amount outstanding under its Bridge Facility (Note 9(c)).  The obligation was settled in full via a cash payment of $15.3 million.